UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 30, 2014

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2015 Annual Meeting of Stockholders on Thursday, February 12, 2015 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

R. Andrew Eckert Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 30, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 12, 2015 at 4:30 p.m. Pacific Time at its headquarters at 3100 Hansen Way, Palo Alto, California 94304.

This annual meeting is being held for the following purposes:

•	to elect three directors to serve until the 2018 Annual Meeting of Stockholders;

•	to provide an advisory vote on the compensation of our named executive officers as described in the accompanying Proxy Statement;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015; and

•	to transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 15, 2014 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for 10 days before the annual meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about December 30, 2014, we mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 26, 2014 (which we posted on the Internet on December 30, 2014), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

John W. Kuo
Corporate Secretary

i

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders		Meeting Agenda

Date:	Thursday, February 12, 2015

•   Election of three directors

•   Advisory vote on executive compensation

•   Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015

•   Transact any other business that properly comes before the annual meeting

Time:	4:30 p.m. Pacific Time
Place:	3100 Hansen Way Palo Alto, California 94304
Record date:	December 15, 2014
Voting:	Stockholders as of December 15, 2014 are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendation

Matter—Management proposals	Board vote recommendation

1. Election of directors	For each director nominee

2. Advisory vote on executive compensation	For

3. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015	For

Our Director Nominees

See “Proposal One—Election of Directors” for more information.

The following table provides summary information about each director nominee and our other Board members.

Name	Age	Director since	Occupation	Other public boards	Committee memberships
					AC	EC	CC	NC	EX

Nominees for Election for a Three-Year Term Ending with the 2018 Annual Meeting
Timothy E. Guertin	65	2005	Former CEO, Varian Medical Systems, Inc.	2
David J. Illingworth (1)	61	2011	Former CEO, Smith & Nephew plc	2	M	C
Ruediger Naumann- Etienne (1) (2)	68	2003	Managing Director, Intertec Group	2	C	M			M

Directors Continuing in Office Until the 2016 Annual Meeting
R. Andrew Eckert (1) (2)	53	2004	CEO, TriZetto Corporation	0	M		M		C
Mark R. Laret (1)	60	2007	CEO, UCSF Medical Center	1			M	C	M
Erich R. Reinhardt (1)	68	2012	Former President and CEO, Siemens Healthcare	0		M		M

Directors Continuing in Office Until the 2017 Annual Meeting
Susan L. Bostrom (1)	54	2004	Former EVP, Chief Marketing Officer, Cisco Systems, Inc.	4			C	M
Regina E. Dugan (1)	51	2013	SVP, Advanced Technology, Google, Inc.	1		M		M
Venkatraman Thyagarajan (1)	68	2008	Former SVP GlaxoSmithKline	1	M		M
Dow R. Wilson	55	2012	President and CEO, Varian Medical Systems, Inc.	1

(1)	Independent Director	(2)	Financial Expert
AC	Audit Committee	NC	Nominating and Corporate Governance Committee
CC	Compensation and Management Development Committee	EX	Executive Committee
EC	Ethics and Compliance Committee	C	Chair
		M	Member

Corporate Governance Highlights

We are committed to strong corporate governance and have adopted strong governance policies and practices that include:

•	The Board recently established an Ethics and Compliance Committee to oversee our ethical compliance programs and activities involving legal and ethical business conduct.
•	The Board has since August 2011 added three new directors to the Board.
•	We are in the process of declassifying our Board, commencing with the 2016 Annual Meeting of Stockholders.
•	In fiscal year 2014, the Board appointed an “independent” non-employee director as Chairman, and since 2006 has separated the roles of Chairman and Chief Executive Officer.
•	A majority of the Board members, and all members of our key Board committees, are independent.
•	Our Corporate Governance Guidelines include a majority voting policy.
•	The Board has adopted a guideline for director retirement and completes an annual assessment of the Board and its committees.
•	The Board has adopted stock ownership guidelines for our directors and executive officers.
•	The Board reviews at least annually the Company’s business strategy and enterprise risk.

Attendance

Each director nominee is a current director and all directors attended at least 75% of the aggregate of all fiscal year 2014 meetings of the Board and each committee on which he or she served.

Executive Compensation Matters

See “Proposal Two—Advisory Vote on the Compensation of Our Named Executive Officers” and “Compensation of the Named Executive Officers and Directors” for more information.

Executive compensation advisory vote

Our Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in this Proxy Statement, for the following reasons:

Business results

•	Fiscal year 2014 revenues were $3.0 billion, up 4% from fiscal year 2013.
•	Net earnings per diluted share for fiscal year 2014 were $3.83.
•

Gross orders increased 5% in our Oncology Systems business and 8% in our Imaging Components business during fiscal year 2014 as compared to fiscal year 2013. We recorded gross orders of $120.4 million in the “Other” category in fiscal year 2014 as compared to $2.5 million in fiscal year 2013.

•	Our backlog at the end of fiscal year 2014 was 10% higher than at the end of fiscal year 2013.

Pay for performance

At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as individual performance. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles. See “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis.”

Sound program design

We designed our executive officer compensation programs to attract, reward, and retain the key executives who drive our business strategy; achieve our short- and long-term goals; and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and appropriately based on Company, business unit and individual performance. We achieve our objectives through compensation that:

•	takes into account past performance, our growth targets and the high cost of living in the geographic location of our headquarters,
•

structures cash compensation for executives so that a significant portion is at-risk, with 80% of the potential payout based on Company and business unit financial performance measures and 20% based on other measures, including non-financial qualitative measures,

•	links a significant portion of total compensation to our stock performance so executives’ interests are closely aligned with those of our stockholders, and
•	provides incentives for our executives to work for long-term profitable growth that will ultimately enhance stockholder returns without exposing us to excessive risk.

Best practices in executive compensation

Our compensation programs for our Named Executive Officers incentivize superior individual and business performance and do not reward unnecessary or excessive risk taking. Our executive compensation program contains many features considered to be best practice, including:

•	an executive compensation recovery policy in the event that our financial statements require restatement as a result of executive misconduct,
•	executive stock ownership guidelines,
•	an insider trading policy prohibiting directors and executive officers from margining, pledging or hedging our common stock,
•	a requirement that executives enter into 10b5-1 trading plans in order to sell shares of our common stock,
•	limited executive perquisites and no tax gross-ups for imputed income on executive perquisites, and
•	an equity incentive plan that prohibits the repricing of stock options without stockholder approval.

Auditors

See “Proposal Three—Ratification of the Appointment of Our Independent Registered Public Accounting Firm” for more information.

We ask that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015. Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in fiscal years 2014 and 2013.

Fiscal Year	2014	2013
Audit fees	$4,114,946	$3,843,365
Audit related fees	218,758	218,874
Tax fees	879,878	641,212
All other fees	15,800	22,740

Total	$5,229,382	$4,726,191

2016 Annual Meeting

Stockholder proposals submitted for inclusion in our 2016 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than September 1, 2015.

Notice of stockholder proposals to be raised from the floor of the 2016 Annual Meeting of stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 15, 2015 and no later than November 14, 2015.

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email or fax, or in person. We have hired Georgeson Inc., 480 Washington Blvd., Jersey City, New Jersey 07310, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on three proposals. Proposal One is for the election of Timothy E. Guertin, David J. Illingworth and Ruediger Naumann-Etienne to the Board for three-year terms ending at the 2018 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “named executive officers”) as described in this Proxy Statement.

Proposal Three is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 15, 2014 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 26, 2014, as filed with the SEC on November 24, 2014) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/investor or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank, or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you were a stockholder as of December 15, 2014, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	By Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	By Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposals Two and Three)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR all directors and FOR all proposals. In that case, the proxyholders will have full discretion and authority to vote cumulatively in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 11, 2015. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 100,184,990 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposals Two and Three. On Proposals Two and Three, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors, and Proposal Two, your broker must receive voting instructions from you, as it does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal One will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposals Two and Three, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the relevant proposal is required to approve those proposals.

Because your vote on Proposal Two is advisory, it will not bind the Board or the Compensation and Management Development Committee (the “Compensation Committee”). However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected but is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), will decide whether or not to accept the offer of resignation and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2016 Annual Meeting of Stockholders will be no earlier than October 15, 2015 and no later than November 14, 2015. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2016 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than September 1, 2015. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I nominate someone to be a director?

A:	A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2016 Annual Meeting of Stockholders will be no earlier than October 15, 2015 and no later than November 14, 2015. The notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How does the Board select nominees for the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters) as detailed in the question and answer above.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s Chairman or any other director or with the independent directors as a group or any other group of directors through the Board’s Chairman by sending an email to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 12, 2015 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that end at the 2018 Annual Meeting of Stockholders. Commencing with the 2016 Annual Meeting of Stockholders, directors standing for election will be elected for one-year terms and stockholders will not be entitled to cumulative voting in elections of directors. Directors elected by stockholders prior to the 2016 Annual Meeting of Stockholders will serve out their three-year terms, and the entire Board will be elected annually commencing with the 2018 Annual Meeting of Stockholders.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating Committee generally seeks individuals with broad experience at the policy-making level in business, government, education, technology or public interest. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity; international business experience; and experience in industries beyond healthcare. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience and the potential to succeed top management in the event Board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses and product lines; and knowledge about our industries and technologies. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders, and does not evaluate candidates differently based upon the source of the nominee.

All of the nominees, Timothy E. Guertin, David J. Illingworth and Ruediger Naumann-Etienne, are now members of the Board.

The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a Three-Year Term Ending with the 2018 Annual Meeting

Timothy E. Guertin Age: 65 Director Since: 2005 Vice Chairman Since: September 2012

Principal occupation, business experience and directorships.

Mr. Guertin was our Chief Executive Officer from February 2006 through September 2012, our President from August 2005 through September 2012 and our Chief Operating Officer from October 2004 to February 2006. He served as Corporate Executive Vice President from October 2002 to August 2005, President of our Oncology Systems business from 1992 to January 2005 and Corporate Vice President from 1992 to 2002. Mr. Guertin is on the board of directors of Teradyne, Inc. (a supplier of electronics test equipment) and Acelity L.P., Inc. (a wound care and regenerative medicine company). Mr. Guertin served on the board of Kinetic Concepts, Inc. (a wound care company that combined with LifeCell Corporation (a regenerative medicine company) and Systagenix (a wound care company) to form Acelity) in the past five years.

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Guertin’s qualifications to serve as a director include his deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 30 years with the Company. His service in various leadership roles, including President of our Oncology Systems business before becoming our President and Chief Executive Officer, has given Mr. Guertin extensive knowledge of radiation producing technologies, software controls and safety measures, as well as broad experience in product development, regulatory, marketing, financial and operational matters. Mr. Guertin also brings to the Board his experience in serving on the board of directors of a public company, a medical technology company, several medical, healthcare and technology industry organizations and as a former director and chairman of the board of directors of TechAmerica (a nationwide technology trade association). He also serves on the board of trustees of the Radiation Oncology Institute (ROI, a non-profit organization engaged in cancer treatment research).

David J. Illingworth Age: 61 Director Since: August 2011

Principal occupation, business experience and directorships.

Mr. Illingworth is currently retired, and previously served as Chief Executive Officer of Smith & Nephew plc (a global medical devices company) from July 2007 until April 2011. From 2002 until July 2007, he was Chief Operating Officer and division president at Smith & Nephew. Prior to joining Smith & Nephew, Mr. Illingworth served in various senior management roles, including President of XL Vision, Inc., Chairman and Chief Executive Officer of VidaMed, Inc., President of Nellcor Puritan Bennett LLC, and Managing Director, Asia/Pacific for GE Medical Systems. Mr. Illingworth is on the board of directors of Domtar, Inc. (a manufacturer of fiber-based products) and Universal Hospital Services, Inc. (a provider of health care technology management and service solutions), and served as a director of Smith & Nephew in the past five years.

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Illingworth’s qualifications to serve as a director include his in-depth knowledge of the medical technology industry. His service as an executive of various medical technology companies has provided him with extensive experience in sales, operations and general management not only in the United States but also in the United Kingdom and Asia. Mr. Illingworth also brings to the Board his experience in serving on the board of directors of another public medical device company.

Ruediger Naumann-Etienne Age: 68 Director Since: 2003

Principal occupation, business experience and directorships.

Mr. Naumann-Etienne has been the owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. He served as the Chairman of the Board of Directors of Cardiac Science Corporation (a provider of cardiology products) from 2006 to 2010, having previously been Vice-Chairman from 2005 to 2006 and Chairman of Quinton Cardiology Systems, one of its predecessor companies, from 2000 to 2005. From 1993 to 1999, Mr. Naumann-Etienne served as Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Company). Mr. Naumann-Etienne is a director of Encision Inc. (a provider of laparoscopic surgery instruments) and IRIDEX Corporation (a provider of light-based medical systems and delivery devices) and was a director of BioRad Laboratories, Inc. in the past five years.

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Naumann-Etienne’s qualifications to serve as a director include experience working in the medical device business for nearly three decades, and working with a leading electronics company for a decade, in senior business and finance executive roles. Mr. Naumann-Etienne has extensive experience with finance and mergers and acquisitions, as well as international experience, having lived and worked in Europe and Latin America. He is fluent in four languages. Mr. Naumann-Etienne also brings to the Board his experience in serving as chief executive officer, Chairman or director, and a member of the audit, nominating and compensation committees, of a number of public medical device companies.

Directors Continuing in Office Until the 2016 Annual Meeting

R. Andrew Eckert Age: 53 Director Since: 2004 Chairman Since: February 2014

Principal occupation, business experience and directorships.

Mr. Eckert has been the Chief Executive Officer of TriZetto Corporation (healthcare IT solutions) since March 2014. Previously, he served as Chief Executive Officer of CRC Health Corporation (a provider of substance abuse treatment and adolescent youth services) from January 2011 to March 2014, as managing director of Symphony Technology Group (a private equity firm) from October 2009 to January 2011, and as Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) from October 2005 to May 2009. From 2004 to 2005, Mr. Eckert served as Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider) and from 2002 to 2004, held the position of Chief Executive Officer of Docent Inc. (an enterprise software provider that was acquired by SumTotal Systems). He served as Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2001. Mr. Eckert has served on the board of directors of Eclipsys Corporation in the past five years.

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Eckert’s qualifications to serve as a director include his extensive experience obtained over 15 years of serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company, as well as his deep knowledge of operational, financial, strategic planning, product development and marketing matters. Mr. Eckert also brings to the Board his experience in serving on the board of directors of several public companies in the healthcare industry.

Mark R. Laret Age: 60 Director Since: 2007

Principal occupation, business experience and directorships.

Mr. Laret has been the Chief Executive Officer of University of California, San Francisco Medical Center since April 2000. Previously, he served as the Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000. Mr. Laret is on the board of directors of Nuance Communications, Inc. (a provider of voice and language solutions).

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Laret’s qualifications to serve as a director include his in-depth knowledge of the healthcare industry and hospital operations, and managed care industry. His service as chief executive officer of leading medical institutions has provided him with experience in strategic planning, finance, financial management of hospital and physician practice, medical education and clinical research, and business turnaround. Mr. Laret also brings to the Board his experience in serving on the board of directors of another public company in the technology sector.

Erich R. Reinhardt Age: 68 Director Since: August 2012

Principal occupation, business experience and directorships.

Mr. Reinhardt is currently retired and serves as Chairman of the Board of Directors of Medical Valley Europäische Metropolregion Nürnberg E.V., a national center of excellence for scientific medical technology in Germany. Previously, from May 2008 to March 2011, he served as Advisor to the Chief Executive Officer of Siemens AG from May 2008 to March 2011 and as President and Chief Executive Officer of Siemens Healthcare (formerly Siemens Medical Solutions, a supplier to the healthcare industry) from 1994 to April 2008. Mr. Reinhardt also served as a member of the managing board of Siemens AG from 2001 to 2008.

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Reinhardt’s qualifications to serve as a director include his extensive experience in the medical device and healthcare industry. His service as a manager and executive in a leading international healthcare company has provided him with significant operational and international experience. Mr. Reinhardt also brings to the Board his experience in serving on the board of directors of a private healthcare company, a hospital and a research institute in Germany.

Directors Continuing in Office Until the 2017 Annual Meeting

Susan L. Bostrom Age: 54 Director Since: 2004

Principal occupation, business experience and directorships.

Ms. Bostrom served as the Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc. (a networking equipment provider) from January 2006 to January 2011. Previously, she served as Cisco Systems’ Senior Vice President from February 2000 to January 2006, taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006. From 1998 to February 2000, she served as Vice President of Cisco Systems’ Internet Business Solutions Group. Ms. Bostrom is a director of Cadence Design Systems, Inc. (an electronic design company), Marketo, Inc. (a marketing automation SaaS company), Rocket Fuel Inc. (a provider of artificial intelligence advertising solutions) and ServiceNow, Inc. (an enterprise IT cloud company).

Experience, qualifications, attributes or skills supporting directorship.

We believe Ms. Bostrom’s qualifications to serve as a director include her extensive experience and leadership roles at one of the world’s leading technology companies, as well as her knowledge of marketing, government affairs, public policy, and developing trends in networking and new media such as virtual collaboration, social media and information exchanges. She also brings to the Board her experience in serving on the board of directors of four public technology companies, a hospital, a university and a private company, as well as service on the advisory board for two educational institutions.

Regina E. Dugan Age: 51 Director Since: December 2013

Principal occupation, business experience and directorships.

Ms. Dugan has been Vice President of Engineering at Google Inc. (a global technology leader) since February 2014, and in this capacity leads the Advanced Technology and Products group (a group charged with breakthrough innovations in mobile computing and accelerating the development of promising technologies to market). In March 2012, Ms. Dugan joined Google prior to its acquisition of Motorola Mobility LLC (a mobile technology company Google acquired in May 2012), where she served as Senior Vice President and a member of the senior leadership team until February 2014. Previously, Ms. Dugan was director of Defense Advanced Research Projects Agency (DARPA, a research and development organization of the U.S. Department of Defense) from July 2009 to March 2012. From 2005 to July 2009, she was co-founder, president and chief executive officer of RedXDefense LLC (a security solutions company) and from 2001 to July 2009 was co-founder, president and chief executive officer of Dugan Ventures (an investment firm), where Ms. Dugan still serves as a non-voting partner. Ms. Dugan is a director of Zynga Inc. (a social game developer).

Experience, qualifications, attributes or skills supporting directorship.

We believe Ms. Dugan’s qualifications to serve as a director include her experience leading DARPA, the principal agency within the U.S. Department of Defense for research, development, and demonstration of high-risk, high-payoff capabilities, her familiarity with defense and security, as well as commercial industries. She has expertise with a wide range of advanced technologies and a demonstrated track record in moving new technologies to use, from sensor systems to big data products. She brings to the Board years of serving in senior executive positions with responsibilities that included fostering innovation and developing strategic business relationships across diverse industries and commercial entities large and small, as well as her experience serving on the board of directors of another public company.

Venkatraman Thyagarajan Age: 68 Director Since: 2008

Principal occupation, business experience and directorships.

Mr. Thyagarajan is currently retired, and previously served as Senior Vice President and Area Director for GlaxoSmithKline Asia Pacific (a global pharmaceutical company) from January 2003 to April 2008. From January 2001 to December 2002, he was Vice President for South Asia for GlaxoSmithKline Asia Pacific and Managing Director of GlaxoSmithKline Pharmaceuticals Ltd. (an Indian pharmaceutical company). Mr. Thyagarajan is Vice Chairman of the Board of Directors of GlaxoSmithKline Pharmaceuticals Ltd. and a director of Tata Consultancy Services Ltd. (an Indian software company).

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Thyagarajan’s qualifications to serve as a director include his extensive knowledge of the global healthcare industry gained over four decades of working in different parts of the world, including Europe, Asia Pacific, India, the Middle East and Africa. He has significant operational, financial, marketing and senior management experience in one of the world’s leading pharmaceutical companies. Mr. Thyagarajan also brings to the Board his experience in serving on the board of directors and the audit committee and compensation committee of other public companies.

Dow R. Wilson Age: 55 Director Since: September 2012

Principal occupation, business experience and directorships.

Mr. Wilson has served as our President and Chief Executive Officer since September 2012. Previously, he served as our Corporate Executive Vice President and Chief Operating Officer from October 2011 through September 2012; as our Corporate Executive Vice President and President, Oncology Systems from August 2005 through September 2011; and as our Corporate Vice President and President, Oncology Systems from January 2005 to August 2005. Prior to joining our Company in January 2005, Mr. Wilson served in various senior management positions within General Electric (a diversified industrial company). Mr. Wilson is on the board of directors of Saba Software, Inc. (an e-learning software provider) and in November 2014 was appointed to the U.S. President’s Advisory Council on Doing Business in Africa.

Experience, qualifications, attributes or skills supporting directorship.

We believe Mr. Wilson’s qualifications to serve as a director include his deep knowledge of our business, strategy and technology, which he has gained through serving as President of our Oncology Systems business and Chief Operating Officer before becoming our President and Chief Executive Officer. Mr. Wilson had already gained significant knowledge of the medical and healthcare industries, both in the United States and internationally, while serving in management positions at General Electric. This combined executive management experience at two large, global organizations has provided him with critical insights into the operational requirements of a company with worldwide reach, knowledge of corporate and business unit strategies, and operational expertise. He also brings to the Board his experience serving on the board of directors and as the lead director of another public company.

Director Qualifications Matrix

The following matrix is provided to illustrate the skills and qualifications of our Board, as tied to our corporate strategic objectives, and demonstrate our commitment to diversity.

	Corporate Goals					Diversity
Director	Go Global	Grow Software and Service	Innovate	Commercialize Protons	Drive Operational Excellence	Gender/Ethnic Diversity	International Experience
Susan L. Bostrom		X			X	X
Regina E. Dugan		X	X		X	X
R. Andrew Eckert		X	X	X	X
Timothy E. Guertin			X	X	X
David J. Illingworth	X				X		X
Mark R. Laret				X	X
Ruediger Naumann-Etienne	X	X	X	X	X		X
Erich R. Reinhardt	X	X		X	X		X
Venkatraman Thyagarajan	X				X	X	X
Dow R. Wilson	X	X	X	X	X

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

Governance of the Corporation

Corporate Governance

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

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The Board recently established an Ethics and Compliance Committee (the “Ethics Committee”) that is charged with overseeing our ethical compliance programs and compliance with requirements involving legal and ethical business conduct.

•	The Board has since August 2011 added three new directors to the Board, including most recently Ms. Dugan, and has a commitment to diversity.

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We are in the process of declassifying our Board. Commencing with the 2016 Annual Meeting of Stockholders, directors standing for election will be elected for one-year terms and our entire Board will be elected annually commencing with the 2018 Annual Meeting of Stockholders.

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

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In fiscal year 2014, the Board appointed an “independent” non-employee director as Chairman, and since 2006 we have separated the roles of Chairman and Chief Executive Officer. Mr. Eckert served in the capacity of lead independent director from February 2012 to February 2014 and has served as Chairman since February 2014.

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A majority of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee—are independent.

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Our Corporate Governance Guidelines include a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

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The Board has adopted a guideline for director retirement that provides that a director should not serve on the Board for more than 15 years or after a director reaches the age of about 75. This guideline may be adjusted as the Board deems appropriate.

•	Our Corporate Governance Guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years.

•	The Board has adopted a Code of Conduct applicable to all of our employees, including the executive officers, and to our directors.

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We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

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The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

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The Board has adopted stock ownership guidelines for our directors and executive officers. For directors, the stock ownership guidelines are tied to a multiple of the directors’ annual retainer fee. In 2014 we shifted compensation away from equity compensation to cash compensation, which had the effect of increasing the minimum ownership threshold.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

•	Directors are expected to attend all stockholder meetings, and all current directors attended our 2014 Annual Meeting of Stockholders.

•	The Board determined to eliminate the Executive Car Program perquisite for executives during fiscal year 2015, as further described in “Compensation Discussion and Analysis.”

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

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The Board encourages director continuing education through a mix of in-house and third-party presentations and programs. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events.

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The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance and legal departments and major business units and operations, and reviews enterprise risk at least annually. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director Independence

The Board has determined that Ms. Bostrom, Ms. Dugan, Mr. Eckert, Mr. Illingworth, Mr. Laret, Mr. Naumann-Etienne, Mr. Reinhardt and Mr. Thyagarajan are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Wilson, our President and Chief Executive Officer, is an employee and therefore not “independent.” Mr. Guertin, our Vice Chairman, was an employee until

February 2013, and is therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Ms. Dugan, Mr. Eckert, Mr. Illingworth, Mr. Laret, Mr. Naumann-Etienne, Mr. Reinhardt or Mr. Thyagarajan has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Additionally, in making its determination the Board analyzed the following relationships and determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines:

•	Ms. Bostrom serves as an outside director of a hospital and a university that are customers of ours, and as an outside director of one of our service providers.

•	Mr. Eckert serves as an outside director of a company from whom we are licensing and with whom we are developing certain technology.

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Mr. Laret is employed as the Chief Executive Officer of UCSF Medical Center, which is a customer of ours and with whom we have a research agreement. We have also made charitable donations to UCSF Medical Center and the Regents of the University of California in the past.

Board Meetings

The Board met five times in fiscal year 2014. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Eckert or Mr. Richard M. Levy, our former Chairman of the Board, presiding at such meetings. We have five standing committees of the Board: the Audit Committee, the Compensation Committee, the Ethics Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2014 during the time each served as a director. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has determined that having Mr. Eckert, who is “independent” within the meaning of the NYSE listing standards, serve as Chairman and Mr. Wilson serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation

Committee, the Ethics Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Conduct, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee: The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

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Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reviews and approves our foreign exchange exposure management policy, including but not limited to entering swaps thereunder and the exemption of swaps from any execution and clearing requirements.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chair), Mr. Eckert, Mr. Illingworth and Mr. Thyagarajan. The Audit Committee met 14 times in fiscal year 2014. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments Inc. between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Mr. Eckert is also an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Masters in Business Administration from the Stanford Graduate School of Business. The Board has also determined that Mr. Illingworth and Mr. Thyagarajan are financially literate based upon each of their familiarity with financial statements and, for Mr. Illingworth, his experience as chief executive officer of Smith & Nephew plc.

Compensation and Management Development Committee: The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

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Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the Chief Executive Officer (“CEO”), the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, our CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

To independently assist and advise the Compensation Committee, the Compensation Committee has for a number of years retained Frederic W. Cook, & Co., Inc. (“FWC”). Additionally, until November 2013, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati (“WSGR”) to provide independent legal guidance on executive compensation matters. The engagement of FWC is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. FWC has no relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. WSGR performed limited legal services for the Company, and the amounts associated with these services are immaterial. The Compensation Committee has assessed the independence of these persons pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from independently representing the Compensation Committee.

Typically, on an annual basis, FWC reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair’s request. FWC also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC on program design changes.

The members of the Compensation Committee are Ms. Bostrom (Chair), Mr. Eckert, Mr. Laret and Mr. Thyagarajan. The Compensation Committee met six times in fiscal year 2014. In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Ethics and Compliance Committee: The Ethics Committee performs the following principal functions:

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Oversees compliance with legal and regulatory requirements, and the compliance program(s) designed to foster legal and ethical business conduct, related to business ethical conduct and interactions with government officials, as well as interactions with healthcare providers.

The members of the Ethics Committee are Mr. Illingworth (Chair), Ms. Dugan, Mr. Naumann-Etienne and Mr. Reinhardt. Formed in February 2014, the Ethics Committee met two times in fiscal year 2014.

Nominating and Corporate Governance Committee: The Nominating Committee performs the following principal functions:

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Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct and policy regarding conflicts of interest and related person transactions.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

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Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

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Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

The members of the Nominating Committee are Mr. Laret (Chair), Ms. Bostrom, Ms. Dugan and Mr. Reinhardt. The Nominating Committee met four times in fiscal year 2014.

Executive Committee: The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

The members of the Executive Committee are Mr. Eckert (Chair), Mr. Laret and Mr. Naumann-Etienne. The Executive Committee did not meet in fiscal year 2014.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2014, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities are prohibited.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, Compensation Committee, the Ethics Committee and Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as FWC and PricewaterhouseCoopers LLP, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. See also “Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk.” The Ethics Committee assists the Board in oversight and monitoring of principal risks related to ethical compliance matters, such as compliance with anti-corruption and anti-bribery laws, as well as related mitigation efforts. The Nominating and Corporate Governance Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the named executive officers (an “Advisory Vote on Compensation”). We submitted both our first Advisory Vote on Compensation and an advisory vote on how frequently such a vote would occur to our stockholders at our 2011 Annual Meeting of Stockholders. At that meeting, stockholders showed significant support for an annual vote. As a result, our Compensation Committee and Board have submitted an Advisory Vote on Compensation at each Annual Meeting of Stockholders since 2011 and are again submitting for the vote of stockholders at the 2015 Annual Meeting an Advisory Vote on Compensation in connection with the executive officers named in this Proxy Statement (the “NEOs”). In each of the prior votes, stockholders holding in excess of 90% of the shares that voted cast their votes for approval of the compensation. As described more fully in the “Compensation of the Named Executive Officers and Directors” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, we design our executive compensation program to reward, retain and attract executives in order to drive our business strategy; achieve our short and long-term goals; and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as individual performance. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

We urge you to read the “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on our executive compensation, including the fiscal year 2014 compensation of our NEOs. Highlights of our executive compensation programs include the following:

•

We target total compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives, taking into account our past performance and future growth targets, between the median and 75th percentile of our competitive peer group.

•

A significant portion of our executives’ compensation is considered to be “at risk” where actual pay directly depends upon achieving both financial and individual performance goals and/or stock price appreciation.

•

NEOs may receive long-term equity awards subject to long-term vesting requirements. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and therefore align our executives’ interests with those of our stockholders. Our long-term incentive awards are comprised of a balance of stock options, restricted stock units and performance-based units.

•	Executive perquisites are limited, and we do not provide tax gross-ups for imputed income on executive perquisites.

•

The Compensation Committee has adopted guidelines under which officers are expected to hold a significant amount of our common stock to discourage them from taking a short-term view of performance or exposing us to excessive risk.

•	Each of our executive officers is employed at will without contractual severance protection other than pursuant to the change-in-control agreements described below.

We believe the compensation program for our NEOs has been instrumental in helping us achieve solid financial performance in a year of investment. Our revenues for fiscal year 2014 were $3.0 billion, up 4% from fiscal year 2013. Net earnings per diluted share (“EPS”) for fiscal year 2014 were $3.83. Our gross orders in fiscal year 2014 increased 9% as compared to fiscal year 2013, and we ended fiscal year 2014 with a $3.2 billion backlog, up slightly from the end of fiscal year 2013.

Our fiscal year 2014 financial performance, along with the individual performance of our executive officers, were key factors in determining variable compensation for fiscal year 2014, including the following:

•

Earnings before interest and taxes (“EBIT”), net orders and revenues were the key financial performance measures in determining our NEO’s annual cash incentives. These measures provide a balance between a “top line” (e.g., in using net orders and revenues – an example of financial measures before costs and expenses are considered) and “bottom line” (e.g., in using EBIT – an example of a financial measure that incorporates “top line” results plus costs and expenses) approach to measuring our annual performance. During fiscal year 2014 and after adjusting for exchange rate variances, gross orders grew 9%, revenues grew 4%, and EBIT declined in fiscal year 2014 over fiscal year 2013. Achievement against our pre-established financial performance targets for the year, when combined with individual performance, resulted in the payment of annual cash incentive awards between 98% and 105% of target for our NEOs.

•

Base salaries: Base salaries for our NEOs increased an average of 4%, reflecting each NEO’s performance, experience, and internal equity considerations. As with all of our NEOs, we evaluate each individual’s compensation by looking at pay for similar positions within our peer group and external competitive market pay data.

•

Performance-based equity awards are an integral part of our long-term incentive program. The performance-based awards vest at the end of a three-year period based primarily on growth in fully diluted EPS from continuing operations, as adjusted to reflect our total stockholder return relative to the companies in the U.S. Dow Jones Medical Equipment Index. By linking our long-term incentives to these important Company and market metrics, we seek to more closely align our NEO’s incentives with the long-term interests of our stockholders. The equity awards that were made to NEOs in fiscal year 2014 consisted of approximately one-third each in value of stock options, full-value shares (i.e., restricted stock units) and performance-based units.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, the vote on Proposal Two is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Selection of the Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2014, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2013. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 26, 2014 and September 27, 2013:

Fee Category	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$4,114,946	$3,843,365
Audit-Related Fees	218,758	218,874
Tax Fees	879,878	641,212
All Other Fees	15,800	22,740

Total Fees	$5,229,382	$4,726,191

Audit Fees.     Consist of fees billed or to be billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in our Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.     Consist of fees billed or to be billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed or to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $373,500 and $492,000 in fiscal years 2014 and 2013, respectively. All other tax fees were approximately $506,000 and $149,000 in fiscal years 2014 and 2013, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal years 2014 and 2013 were primarily related to (1) attestations to ensure regulatory compliance and (2) the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2014 and 2013 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2014 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2014 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for fiscal year 2015. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP’s independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PricewaterhouseCoopers LLP’s performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Ruediger Naumann-Etienne (Chair)

R. Andrew Eckert

David J. Illingworth

Venkatraman Thyagarajan

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2014: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2014 by the sum of the 100,181,320 shares of common stock outstanding on December 1, 2014, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2014.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
Blackrock, Inc. (1)	5,182,746	5.1%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc. (2)	7,126,127	7.1%
100 Vanguard Blvd.
Malvern, PA 19355

Directors, Nominees for Director and Executive Officers
Susan L. Bostrom (3)	6,671	*
Regina E. Dugan (4)	1,434	*
R. Andrew Eckert (5)	28,505	*
Timothy E. Guertin (6)	481,234	*
David J. Illingworth (7)	14,407	*
Mark R. Laret (8)	29,407	*
Ruediger Naumann-Etienne (9)	14,407	*
Erich R. Reinhardt (10)	7,862	*
Venkatraman Thyagarajan (11)	19,149	*
Dow R. Wilson (12)	477,569	*
Elisha W. Finney (13)	103,224	*
John W. Kuo (14)	23,173	*
Kolleen T. Kennedy (15)	14,206	*
Sunny S. Sanyal	314	*
All directors, nominees for director and executive officers as a group (15 persons) (16)	1,239,687	1.23%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2014.

(1)	Based on a Schedule 13G/A filed January 31, 2014, Blackrock, Inc. has sole power to vote 5,182,746 of these shares and sole power to dispose of 6,172,320 of these shares.

(2)	Based on a Schedule 13G/A filed February 12, 2014, The Vanguard Group, Inc. has sole power to vote 175,127 of these shares, sole power to dispose of 6,962,100 of these shares and shared power to dispose of 164,027 shares.

(3)	Amount shown includes 4,407 Deferred Stock Units that have vested but that are subject to deferred distribution.

(4)	Amount shown includes 1,434 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 18,000 shares that may be acquired under exercisable stock options. Also includes 4,407 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 360,000 shares that may be acquired under exercisable stock options. Also includes 2,862 Deferred Stock Units that have vested but that are subject to deferred distribution and 59,332 shares held in a trust of which Mr. Guertin is the trustee.

(7)	Amount shown includes 10,000 shares that may be acquired under exercisable stock options. Also includes 4,407 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)	Amount shown includes 25,000 shares that may be acquired under exercisable stock options. Also includes 4,407 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)	Amount shown includes 10,000 shares that may be acquired under exercisable stock options. Also includes 4,407 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 5,000 shares that may be acquired under exercisable stock options. Also includes 2,862 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)	Amount shown includes 10,000 shares that may be acquired under exercisable stock options. Also includes 4,407 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 415,864 shares that may be acquired under exercisable stock options.

(13)	Amount shown includes 76,427 shares that may be acquired under exercisable stock options. Also includes 22,126 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(14)	Amount shown includes 3,490 shares that may be acquired under exercisable stock options.

(15)	Amount shown includes 1,551 shares that may be acquired under exercisable stock options.

(16)	Amount shown includes 950,373 shares that may be acquired under exercisable stock options and 83,076 shares held in trusts, including those described in footnotes 6 and 13.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that each person who at any time during the 2014 fiscal year was a director or an executive officer or persons holding more than 10% of our common stock filed the required reports on time in fiscal year 2014, except that Kolleen Kennedy, Senior Vice President and President, Oncology Systems, filed a late Form 4 for a transaction occurring in April 2013.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about the fiscal year 2014 compensation program of our NEOs. For fiscal year 2014, our NEOs were:

•	Dow R. Wilson, President and CEO

•	Elisha W. Finney, Executive Vice President, Finance and Chief Financial Officer (“CFO”)

•	Kolleen T. Kennedy, Senior Vice President and President, Oncology Systems

•	John W. Kuo, Senior Vice President, General Counsel and Corporate Secretary

•	Sunny S. Sanyal, Senior Vice President and President, Imaging Components Business

Mr. Sanyal joined the Company on February 3, 2014 as Senior Vice President and President of our Imaging Components Business. He replaced Robert H. Kluge who retired from the Company on February 7, 2014. Ms. Kennedy was promoted to Executive Vice President and President, Oncology Systems, effective September 27, 2014.

Executive Summary

Fiscal Year 2014 Financial Performance

Fiscal year 2014 was a year of investment aimed to stimulate long-term top line growth for the Company. Our revenues for fiscal year 2014 were $3.0 billion, up 4% from fiscal year 2013. Our net earnings per diluted share for fiscal year 2014 were $3.83. In fiscal year 2014, compared to fiscal year 2013, our operating expenses increased in part as a result of increased investments in research and development and expansion of our global infrastructure, plus the settlement of a patent litigation case and impairment of a portion of an investment, and our effective tax rate increased.

Gross orders increased 5% in our Oncology Systems business and 8% in our Imaging Components business during fiscal year 2014 as compared to fiscal year 2013. We recorded gross orders of $120.4 million in the “Other” category in fiscal year 2014 as compared to $2.5 million in fiscal year 2013. Our backlog at the end of fiscal year 2014 was 10% higher than at the end of fiscal year 2013. Below are select financial highlights from the year:

Revenues & Gross Orders (dollars in millions)	Earnings (dollars in millions)

Fiscal Year 2014 Executive Compensation Relative to Company Performance

Our fiscal year 2014 financial performance, along with the individual performance of our executive officers, were key factors in determining executive compensation for fiscal year 2014. Their total direct compensation

(“TDC”) contains three main components: base salary, annual cash incentives and long-term incentives. Mr. Sanyal, who joined the company in February 2014, is not included in the year-over-year compensation tables and footnotes that compare compensation in fiscal year 2014 to fiscal year 2013. We design our compensation programs such that base salaries are a lesser proportion of the TDC than targeted at-risk compensation (annual and long-term cash incentives), which we believe are more closely aligned with our financial performance and our stockholders’ interests.

Compensation of our NEOs (dollars in millions)	Stockholder Return

•	Base Salaries: Salary increases for our NEOs averaged 4.0% reflecting each NEO’s performance and experience, as well as internal equity considerations and market competitive considerations.

•

Annual Cash Incentives: Achievement against our pre-established financial performance targets for the year, when combined with individual performance, resulted in the payment of annual cash incentive awards between 98% and 105% of target for our NEOs.

•

Long-term Incentives: We continued to grant our NEOs long-term incentives, which make up approximately 60% to 67% of their total compensation. Long-term incentives consist of approximately one-third each in value of stock options, full-value shares (i.e., restricted stock units (“RSUs”)) and performance-based units (“PSUs”) that vest based on long-term growth in EPS and performance of our common stock against the Dow Jones U.S. Medical Equipment Index. We believe our emphasis on long-term incentives results in a healthy alignment between our NEOs’ pay and our stockholders’ realized returns.

•	In aggregate, TDC for our NEOs in fiscal year 2014 increased modestly from fiscal year 2013, which is consistent with our pay philosophy and aligned with our financial and stock performance.

Executive Compensation Program Design

The remaining sections of this CD&A provide details about our executive compensation as follows:

•	Compensation Philosophy and Practices

•	Role of the Compensation and Management Development Committee

•	Compensation Committee Advisor Independence

•	Elements of Our Executive Compensation Program

•	Determining Executive Compensation

•	Fiscal Year 2014 Salary, Annual Cash Incentives and Long-Term Incentive Decisions

•	Other Elements of Our Executive Compensation Program

Compensation Philosophy and Practices

We design our executive compensation program to reward, retain and attract executives in order to drive our business strategy, achieve our short- and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and appropriately based on Company, business unit and individual performance.

We provide competitive base salaries to our executives in recognition of their job responsibilities and consider individual work experience, knowledge, and internal parity among peers when setting salary levels.

We position TDC (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives taking into account past performance, our growth targets and the high cost of living in the geographic location of our headquarters, with resulting amounts that are generally between the median and 75th percentile of our peer group.

The Compensation Committee structures cash compensation for executives so that a significant portion is at-risk under the MIP, which is our annual cash incentive plan for executives. The 2014 MIP pool available for senior executives was based on fiscal year 2014 Earnings Before Interest and Taxes (“EBIT”), with 80% of the potential payout based on Company and business unit financial performance measures and 20% based on other measures, including non-financial qualitative measures. For our NEOs in fiscal year 2014, target bonus opportunities ranged from 68% to 120% of annual base salary.

We believe that a significant portion of TDC should be tied to our stock performance so executives’ interests are closely aligned with those of our stockholders. This provides incentives for our executives to work for long-term profitable growth that will ultimately enhance stockholder returns without exposing us to excessive risk. As further described below, our equity compensation program for fiscal year 2014 consisted of stock options, RSUs and PSUs.

Our executive compensation program contains many features considered to be best practice, including:

•	Executive officers are employed at will without contractual severance protection other than pursuant to the change-in-control agreements described below.

•

A significant portion of our executive compensation is “at-risk,” where actual earn-outs or pay directly depends upon achieving both financial and individual performance goals and/or stock price appreciation.

•	Executive perquisites are limited and we do not provide tax gross-ups for imputed income on executive perquisites.

•

Under our stock ownership guidelines, officers are expected to hold a significant amount of our common stock to discourage them from taking a short-term view of performance or exposing us to excessive risk.

•	We require our executives to enter into 10b5-1 trading plans in order to sell their Company stock.

•	Our insider trading policy prohibits directors and executive officers from engaging in any margining, pledging or hedging activity involving our common stock.

•	Our equity incentive plan prohibits the repricing of stock options without stockholder approval.

•	Incentive compensation paid to executives is subject to clawback in the event that our financial statements require restatement as a result of executive misconduct.

•	Our succession plans are reviewed and actively discussed at least annually.

•	We annually assess the risks associated with our compensation policies and programs.

•	Committee independence and advisor independence are reviewed annually.

Role of the Compensation and Management Development Committee

The Compensation Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies, and provides advice to the Board on matters related to executive development, including leading the Board’s evaluation of CEO performance and approving succession plans for the CEO and other select executives.

The Compensation Committee determines all compensation for our executive group, which for fiscal year 2014 was comprised of our executive officers (as defined in the Exchange Act rules), all other corporate officers and other executive-level employees whose annual salaries exceed $400,000. In fiscal year 2014, this group was comprised of 13 individuals. Additionally, the Compensation Committee may choose to review compensation for other executive-level employees as it deems appropriate. The Compensation Committee’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of compensation. The Compensation Committee also reviews our CEO’s compensation with the other independent directors.

Compensation Committee Advisor Independence

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”), an independent outside compensation consulting firm, to advise the Compensation Committee on all matters related to executive officer compensation. Additionally, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati (“WSGR”) to provide independent legal guidance on executive compensation matters through the regularly scheduled Compensation Committee meeting on November 13, 2013. After this meeting, WSGR’s representative to our Compensation Committee retired and the Committee did not engage WSGR’s services. The aggregate fees paid to FWC in fiscal year 2014 were approximately $122,465 and the aggregate fees paid to WSGR were approximately $11,550.

The Compensation Committee adopted enhanced independence standards for outside advisors that mirror the NYSE listing standards. This policy established an assessment framework to confirm and report on an advisor’s independence. It also requires advisors to confirm their independent status according to the Compensation Committee’s standard. The Compensation Committee reviews and confirms the independence of its outside advisors on an annual basis.

In May 2014, the Compensation Committee evaluated the independence of its advisors. In connection with this process, the Compensation Committee reviewed, among other items, a letter from each independent advisor addressing its independence and the members of the consulting team serving the Compensation Committee, including the following six factors: (1) other services provided by the advisor’s firm; (2) fees as a percent of the advisor’s firm’s total revenues; (3) policies and procedures of the advisor’s firm to prevent conflicts of interest; (4) any business or personal relationships between the advisor and any member of the Compensation Committee; (5) whether any of our stock is owned by the advisor or the advisor’s firm; and (6) any business or personal relationships between the advisor and any of our executive officers. The Compensation Committee concluded that the work performed by the advisors did not raise any conflict of interest.

Elements of Our Executive Compensation Program

The direct compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual cash incentives and (3) long-term incentives. We also provide perquisites of relatively limited value for the convenience of our executives so that their time can be most effectively directed toward Company matters. The Compensation Committee, as part of its evaluation of the overall compensation of each NEO, reviews these elements individually and total compensation as a whole and compares each against competitive compensation data.

Base Salaries: Base salaries for our executives are determined by the Compensation Committee based upon the qualitative and quantitative factors such as: job level, responsibilities and experience, individual performance, and competitive benchmarking and internal equity. Our intent is to objectively position TDC for our executives in an appropriate competitive range that is generally between the median and 75th percentile for fully experienced and fully competent performers.

Base salaries are designed to be a lesser proportion of TDC than our executives’ targeted at-risk compensation (i.e., annual cash incentive and equity or equity-based pay). The proportion of at-risk compensation rises as an employee’s level of responsibility and influence on business-related outcomes increases. Annual base salary increases, for all executives, are based on the analysis provided by the Compensation Committee’s independent consultant and, except in the case of the CEO, recommendations by the CEO to the Compensation Committee. Please refer to the discussion under “—Fiscal Year 2014 Salary, Annual Incentive and Long-Term Incentive Decisions—Base Salaries” below for more information. The effective date of any increase in an executive’s base salary is generally on or about January 1 of each year.

Annual Cash Incentives: The MIP provides an opportunity to earn annual performance-based cash incentives to reward the achievement of total-Company and/or specific business unit financial and non-financial goals. The Compensation Committee, working with management, establishes performance goals for the MIP in the first quarter of the fiscal year.

Long-term Incentives: Equity and equity-based awards to our executives are designed to reward stockholder value creation, align executives’ interests with those of the stockholders and retain outstanding talent, all at a reasonable cost to stockholders. The fiscal year 2014 awards to NEOs consisted of approximately one-third each in value of stock options, RSUs and PSUs.

Other Compensation and Perquisites: Our executives are eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). In addition to allowing our NEOs to defer portions of their compensation, the DCP allows us to make discretionary supplemental retirement contributions (“Company Supplemental Contributions”) beyond what we can contribute to participants’ 401(k) retirement accounts due to Internal Revenue Code limitations. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the DCP. The DCP is intended to promote retention by providing both for Company Supplemental Contributions and a tax-efficient long-term savings opportunity.

Our use of perquisites is limited. Perquisites include: use of a Company-leased vehicle through the Executive Car Program; reimbursement of expenses for financial and tax planning up to $6,500 per year (except for the CEO, whose financial and tax planning expenses are not capped); and reimbursement for annual medical examinations up to $4,000 per year. We believe that these limited benefits generally allow our executives to work more efficiently and, in the case of financial and tax planning services, help them optimize the value received from our compensation and benefit programs. The costs of these perquisites were approximately one percent of TDC for the NEOs as a group in fiscal year 2014. The Board has determined to eliminate the Executive Car Program and will no longer include as a perquisite use of a Company leased vehicle after December 2014.

In addition, we allow and include in an executive’s compensation, as applicable, aircraft use attributable to permitted spousal travel on our fractionally owned aircraft or on commercial airplanes when that travel is determined to be valuable and appropriate for business purpose. We do not permit our executives to use our fractionally owned aircraft for purely personal trips. There was no spousal travel in fiscal year 2014.

The NEOs are eligible to participate in our health and welfare programs, Employee Stock Purchase Plan, 401(k) retirement program, matching charitable gifts program and other broad-based benefit and insurance programs on the same basis as other employees.

Determining Executive Compensation

In determining executive compensation for fiscal year 2014, the Compensation Committee assessed our overall performance against pre-defined financial metrics, our stock-price performance, achievement of non-

financial qualitative goals and peer and market performance during the same period. The Compensation Committee also reviewed management’s business plans and financial budgets and projections, including analyzing the difficulty of achieving them. Our executive compensation philosophy has historically based a substantial portion of executive compensation on achieving financial performance and business goals to align executives’ interests with those of stockholders as described in more detail below.

Before making decisions on compensation for each of the executives, the Compensation Committee reviews each NEO’s business (or functional area) and individual performance for the fiscal year with our CEO. Except for his own position, the CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the MIP target awards and, if equity or equity-based awards are to be made, the value of such awards for each executive. The Compensation Committee takes into account the CEO’s recommendations, external market data and each executive’s performance, as reviewed with the CEO, as well as internal equity within the Company. Additionally, the Compensation Committee considers the retention value of any existing unvested equity awards that each executive has prior to determining annual equity grants.

In addition, the Compensation Committee meets in executive session with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent directors. In connection with this process, the Compensation Committee annually evaluates our CEO’s performance. In doing so, our Compensation Committee chair gathers evaluations from the Chairman of the Board, other independent directors, certain members of the CEO’s direct reports and a self-assessment by the CEO. The resulting information is reviewed by the full Board (exclusive of the CEO) in executive session to provide a basis for determining CEO compensation as well as for providing constructive feedback to the CEO.

FWC annually reviews and analyzes our executive compensation program, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and performs special projects at the Compensation Committee chair’s request. FWC also regularly update the Compensation Committee on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that assist the Compensation Committee in making decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC on program design changes.

Competitive Benchmarks: FWC annually evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons of our executive and non-employee director compensation. Based on that recommendation for fiscal year 2014, our peer group was adjusted and expanded to 20 companies as compared to 13 companies in fiscal year 2013. The following criteria were used by the Compensation Committee to select our updated peer group:

•	Companies in the same or related industry group as identified by Global Industry Classification Standard (GICS) codes

•	Generally comparable revenues and market-capitalization values that were roughly no more than four times and no less than one-third of Varian’s

Based on the criteria described above, Hospira, Inc. and Thermo Fisher Scientific, Inc. were removed from our peer group because they no longer fit the revenue, market capitalization or related industry group criteria.

Additionally, the following nine companies were added to our peer group because they fit our selection criteria: Agilent Technologies, Inc., Bio-Rad Laboratories, Inc., Boston Scientific, CareFusion Corporation, DENTSPLY International, Life Technologies Corporation, Mettler-Toledo International, Inc., PerkinElmer, Inc. and Waters Corporation.

Our peer group companies for fiscal year 2014 were as follows:

Agilent Technologies, Inc.	DENTSPLY International	PerkinElmer Inc.
Alere, Inc.	Edwards Life Sciences LLC	ResMed Inc.
Becton Dickinson and Company	Hologic Inc.	St. Jude Medical, Inc.
Bio-Rad Laboratories, Inc.	IDEXX Laboratories, Inc.	Stryker Corporation
Boston Scientific Corporation	Intuitive Surgical, Inc.	Waters Corporation
C.R. Bard, Inc.	Life Technologies Corporation	Zimmer, Inc.
CareFusion Corporation	Mettler-Toledo International, Inc.

Life Technologies Corporation was acquired by Thermo Fisher Scientific in February 2014 and is no longer a part of the Peer Group.

Internal Pay Equity: The Compensation Committee considers internal pay equity when determining our CEO’s compensation. The following metrics were noted for fiscal years 2014 and 2013:

	Using “Target” Non-Equity Incentive Compensation Data
	Total Cash Compensation (1)		Total Direct Compensation (4)
Fiscal Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2014	1.95	2.27	2.33	2.59
2013	1.83	2.08	2.33	2.60

(1)	TCC = Salary (reported in the Summary Compensation Table) plus MIP based on target participation levels for the stated fiscal year.

(2)	The “Second Highest Paid Executive” in fiscal year 2013 and 2014 was Ms. Finney.

(3)	“Average NEO” represents relevant compensation of the NEOs, excluding the CEO.

(4)	TDC = TCC (as described in footnote 1) plus the grant date fair value of equity and equity-based awards (reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table).

Focus on At-Risk Performance-Based Rewards: We believe that there should be a strong relationship between pay and performance (both financial results and stock price), and our executive compensation program reflects this relationship. In particular, MIP and equity-based awards represent a significant portion of our executive compensation program and this variable compensation is at-risk because it directly depends upon the achievement of pre-established financial and qualitative goals and stockholder value creation:

•	Annual cash incentives are intended to link executive rewards to total-Company and business unit performance upon achieving pre-determined short-term financial targets and individual goals.

•	The exercise price of stock options is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.

•

PSU awards are tied to long-term growth in EPS, as adjusted for the performance of our common stock against the TSR of companies in the Dow Jones U.S. Medical Equipment Index over a three-year period, so our rewards are tied to both absolute performance and performance relative to our peer group.

•

RSUs remain a component of the executive’s equity awards, equating to approximately one-third of the value of each NEO’s equity awards. The Compensation Committee believes that this element provides a strong retention component to our overall compensation program.

The following chart shows each NEO’s allocation of fiscal year 2014 target TDC between base salary, cash incentives and equity compensation elements. Additionally, the chart shows each NEO’s allocation between long-term incentives—stock options, RSUs and PSUs—and short-term components—base salary and MIP. All elements, except base salary, are considered at risk:

(1)	At-risk compensation.

(2)	Data from the Summary Compensation Table.

(3)	MIP is based on target participation levels for fiscal year 2014.

(4)	Mr. Sanyal was hired on February 3, 2014, and was not yet an employee at the time of the November 20, 2013 PSU grant.

Fiscal Year 2014 Salary, Annual Incentive and Long-Term Incentive Decisions

Base Salaries: The Compensation Committee approved base salary increases for our NEOs which averaged 4.0%, excluding Mr. Sanyal whose base salary reflects his new hire starting salary effective February 3, 2014. In determining base salary increases for the NEOs, the Compensation Committee considered individual performance and experience as well as internal equity considerations. The resulting target TCC for each NEO was between the median and the 75th percentile of the competitive data.

Name	2013 Base Salary (effective December 22, 2012 to December 20, 2013)	2014 Base Salary (effective December 21, 2013)	% Increase
Dow R. Wilson	$900,000	$945,000	5.0%
Elisha W. Finney	$573,735	$590,947	3.0%
Kolleen T. Kennedy	$550,066	$572,069	4.0%
John W. Kuo	$417,027	$433,708	4.0%
Sunny S. Sanyal	—	$480,000	—

Annual Cash Incentives: On November 14, 2013, the Compensation Committee set the fiscal year 2014 performance goals under the MIP for the NEOs and certain other executives. For fiscal year 2014, the Compensation Committee established a pool of funds equal to 1.25% of our fiscal year 2014 EBIT results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to the executive officers. The Compensation Committee retained negative discretion to pay each of these executives less than their corresponding maximum share of the MIP Bonus Pool. The maximum amount for each executive officer was the lesser of two times the target participation level of each executive under the MIP or a specified percentage of the MIP Bonus Pool (as listed later).

For fiscal year 2014, the Compensation Committee based 80% of each MIP award on achievement of total-Company and business unit financial performance and 20% on other measures, including non-financial, qualitative measures generally unique to each NEO. As the financial performance measures, the Compensation Committee selected growth in EBIT (40% weight), international net orders (20% weight) and revenues (20% weight). EBIT growth is a traditional measure of “bottom line” growth that we believe is closely followed by our investors. The international net orders growth measure was a new measure in fiscal year 2014. The Compensation Committee believed it was important to emphasize obtaining orders in selected emerging and global markets. Revenue continued as a measure as we believed it was important to focus on “top-line” growth. In addition to the financial and qualitative measures of the MIP, an additional incentive based on proton therapy system net orders was included in the plan. Specifically, for each order for a proton therapy system booked in fiscal year 2014, a 3% incentive (the “PT Incentive”) would be added to the overall bonus score (for example, three proton therapy system orders would add 9% to the bonus score). This incentive was implemented to focus company-wide efforts on commercializing our proton therapy business. In connection with establishing performance goals for fiscal year 2014, the Compensation Committee first reviewed and discussed with both management and the full Board our business plan and its key underlying assumptions, expectations and uncertainties under existing and anticipated market conditions, and the opportunity to generate stockholder value. The Compensation Committee attempted to set goals for fiscal year 2014 that, in the opinion of the Compensation Committee, were challenging and required a performance level that was better than the prior year to attain payout at the target level.

EBIT, revenues and net orders were calculated for purposes of the MIP in accordance with pre-established rules that were generally in accordance with the determinations of these measures in our SEC filings. The Compensation Committee approved a list of measures that could be excluded from the calculation of EBIT for purposes of establishing the fiscal year 2014 MIP Bonus Pool and for calculating the three financial performance measures. The measures excluded in calculating the fiscal year 2014 MIP Bonus Pool included results from acquisitions made during the performance period and one-time non-recurring charges which for fiscal year 2014 included the settlement of a patent litigation case and impairment of a portion of an investment.

In addition, our financial performance for the purpose of MIP was calculated using the budgeted exchange rate for the Euro and the Japanese Yen established for fiscal year 2014 in accordance with accounting principles generally accepted in the United States (“GAAP”) to eliminate any unintended effects of currency fluctuations.

There was no payout for achievement below or at threshold performance. Payout would begin at 1% above threshold performance. At target performance the payout percentage was 100% of target payout and at maximum the payout percentage was double the target payout. The payout percentage for the financial performance goals was not linear from threshold-to-target levels and from target-to-maximum levels. The slopes of each curve and the placements of the inflection points were uniquely designed to take into account the varying degrees of difficulty to achieve the results. Payouts with respect to the 100% to 110% achievement range were designed to broadly align to the range of our fiscal year 2014 financial outlook that we provided in our October 23, 2013 earnings press release. Payouts with respect to the 0% to 85% achievement range and above the 115% level generally carried a steeper slope than payouts with respect to the 85% to 115% achievement range. The steeper slope in the 0% to 85% achievement range was intended to drive performance above the 85% level and to meet or exceed our financial outlook. The steeper slope in the 115% to 200% achievement range was intended to reward for performance that was considered difficult to very difficult to achieve.

The remaining 20% of each potential MIP award related to that NEO’s achievement of qualitative goals, which varied by individual. The determination of any payment for performance versus such goal achievement was left to the discretion of the Compensation Committee. The Compensation Committee took into consideration the CEO’s assessments of and recommendations relative to the other NEOs’ achievement of the pre-defined qualitative goals. The maximum individual actual awards for the NEOs were capped at the lower of 200% of the target award or a specified percentage of the MIP Bonus Pool (as described later).

As described above, the PT Incentive provided additional bonus incentive opportunity for Proton Therapy net orders booked in fiscal year 2014.

The weighting of total-Company and individual business units’ financial performance and individual non-financial qualitative performance under the MIP for fiscal year 2014 was as follows:

Name	Total Company Financial Goals	Oncology Systems Financial Goals (business unit)	Imaging Components Financial Goals (business unit)	Individual Non- Financial (Qualitative) Performance
Dow R. Wilson	80%			20%
Elisha W. Finney	80%			20%
Kolleen T. Kennedy	40%	40%		20%
John W. Kuo	80%			20%
Sunny S. Sanyal	40%		40%	20%

The Compensation Committee assigned each of our executives a target and maximum payout at the beginning of the fiscal year, expressed as a percentage of his or her base salary as of fiscal year end, as well as a maximum expressed as a percentage of the MIP Bonus Pool. The target incentives for NEOs are established after evaluating job responsibilities, pay equity among the executive group and competitive market data. Based on these considerations, the Compensation Committee set the target percentage participation levels under the MIP for the NEOs as follows:

•	The Compensation Committee increased Mr. Wilson’s target percentage from 113% to 120% to better align his total target cash positioning with CEOs in our peer group.

•

Ms. Finney, Ms. Kennedy, Mr. Sanyal and Mr. Kuo’s target percentages were set at 83%, 83%, 75% and 68%, respectively. No adjustments were made to their targets as they were appropriately set and aligned with their respective competitive benchmarks.

•

In accordance with the terms of his new hire offer letter, Mr. Sanyal’s bonus for fiscal year 2014 was calculated using the same financial and non-financial performance measures used for the other NEOs, except that his bonus was subject to a minimum payout of $360,000 which was exceeded based on achievement of such measures.

	Target	Maximum (the lesser of the following)
Name	As a % of base salary	As a % of base salary	As a % of MIP Bonus Pool
Dow R. Wilson	120%	240%	41%
Elisha W. Finney	83%	166%	18%
Kolleen T. Kennedy	83%	166%	17%
Sunny S. Sanyal	75%	150%	13%
John W. Kuo	68%	136%	11%

The fiscal year 2014 financial performance goals for the MIP and the actual results are shown below:

Metric	Threshold Performance (1)	Target (100% Achievement) (2)	Maximum Performance	Fiscal Year 2014 Results
Total Company (3)
EBIT Growth/(Decline)	(2.4%)	6.8%	14.0%	0.1%
Revenue Growth	(1.4%)	6.0%	11.0%	3.7%
Orders Growth/(Decline) (4)	(2.5%)	7.2%	15.0%	12.8%

Oncology Systems (5)
EBIT Growth/(Decline) (6)	(2.0%)	2.0%	5.0%	(0.9%)
Revenue Growth	(2.0%)	2.6%	6.0%	4.1%
Orders Growth/(Decline) (4)	0.0%	9.9%	18.0%	22.1%

Imaging Components Business (7)
EBIT Growth/(Decline) (6)	(2.4%)	5.5%	14.2%	3.5%
Revenue Growth	(0.3%)	10.5%	17.8%	3.7%
Orders Growth/(Decline) (4)	(3.3%)	5.1%	11.7%	4.7%

(1)	Any achievement at or below threshold performance would result in zero MIP payout for that element.

(2)	Target growth rates for EBIT and revenue were set at the lower end of the growth range of the fiscal year 2014 financial outlook.

(3)	The impact from using the budgeted exchange rate for the Euro and the Japanese Yen established for fiscal year 2014 added $2 million and $2 million to EBIT and revenue, respectively, for the purpose of MIP calculation. The impact of the approved exclusions increased EBIT by $36 million and decreased revenue by $2 million. The PT Incentive added 6% to the bonus score as a result of two Proton Therapy system orders booked in fiscal year 2014.

(4)	Orders Growth for total Company is comprised of Oncology Systems net orders in emerging markets and worldwide net orders in our Imaging Components business.

(5)	The impact from using the budgeted exchange rate for the Euro and the Japanese Yen established for fiscal year 2014 added $2 million and $3 million to EBIT and revenue, respectively, for the purpose of MIP calculation. The impact of the approved exclusions increased EBIT by $3 million and decreased revenue by $2 million.

(6)	Performance targets excluded allocation of corporate expenses to better reflect true business results. Allocation of corporate expense for each business unit is generally determined based on a fixed percent of the business unit sales revenue.

(7)	Our Imaging Components Business includes our X-ray imaging tubes and flat panel products (previously referred to as “X-Ray Products”), as well as our security and inspection products (previously referred to as “Security and Inspection Products”) and the fiscal year 2014 results are based on a pro-rated combination of the two businesses.

The remaining 20% of the fiscal year 2014 MIP award was determined based on individual, non-financial qualitative performance. Although Mr. Wilson submitted recommendations with respect to each of the other NEOs, the determination of the amount of this component of the MIP was left to the discretion of the Compensation Committee. The achievement of qualitative performance goals by each NEO included the following:

Mr. Wilson, President and CEO

•

Provided leadership and focus that resulted in strong orders performance, resulting in gross orders up 9% for the year, particularly in BRICA countries which were up 25% year over year. Grew total Company backlog by 10% to $3.2 Billion. Revenue was up 4% over the previous year.

•	Achieved positive progress in all areas of our strategic initiatives—global growth, innovation, software and service, commercializing protons and operational excellence, as further explained below.

•	Completed installation of first ProBeam™ Proton system at the Scripps Proton Center in San Diego.

•	Hired Mr. Sanyal as President of the Imaging Components Business and orchestrated smooth transition of leadership team.

•

Successfully completed FDA inspections in four of our global manufacturing facilities with no significant observations of conditions or practices in violation of FDA requirements that required further regulatory actions.

Ms. Finney, Executive Vice President, Finance and CFO

•	Reorganized Financial Planning and Analysis organization and introduced an improved strategic planning process.

•

Executed capital structure plan with $500 million debt facility and share repurchase program. Advocated increase in international stock ownership, which was greater than 33.3% as of the end of fiscal year 2014.

•	Syndicated $45 million of our Scripps Proton Center loan commitment to J.P. Morgan Chase Bank, N.A.

Ms. Kennedy, Senior Vice President and President, Oncology Systems

•

Grew Oncology Systems gross orders 5.1% compared to fiscal year 2013. Increased revenue $91.5 million or 4.1% compared to fiscal year 2013, with increases in all regions. Increased gross margin 30 basis points (43.6%).

•	Received large tender wins in Brazil and Algeria, along with significant share gain in India, which contributed to the greater than 25% BRICA gross orders performance.

•	Reorganized the Oncology Systems business by geography to place stronger customer and profit and loss emphasis under local control and hired and promoted leadership for the three major geographies.

•

Expanded our software offerings through the launch of our RapidPlan™ knowledge-based treatment planning tool, InSightive™ analytics and Qumulate QA, a cloud based quality assurance platform, as well as integrating technology acquired from Velocity Medical Solutions LLC and Transpire, Inc.

•	Grew the service business gross orders 12.3% and revenues 12.1% over fiscal year 2013, achieving 54.4% gross margin.

Mr. Kuo, Senior Vice President, General Counsel and Corporate Secretary

•	Streamlined contracting and legal processes for greater business partnering and enhanced regional legal support to better support our global business growth.

•	Assumed the role of our Chief Compliance Office and provided leadership on our ethical compliance program, including regionalizing training.

•	Provided leadership in establishing trade and customs programs that offered substantial benefit for our customers and created competitive advantages for the Company and its products.

•	Successfully managed and resolved key legal matters, including litigation cases, and maintained strong corporate governance and legal risk management to the high confidence of the Board.

Mr. Sanyal, Senior Vice President and President, Imaging Components Business

•	Joined the Company in the second quarter of our 2014 fiscal year and quickly established a strong leadership presence and solid financial results for the year.

•	Achieved a record $723 million in gross orders during fiscal year 2014, representing 8% year-over-year growth.

•	Achieved a reduction in cost of quality and cost management which produced higher operating income.

•	Achieved LEAN certification of over 50% of production staff, exceeding the goals that we had set for the year.

In fiscal year 2014, target, maximum and actual payouts, based on the total-Company financial performance, business unit financial performance (if applicable), PT Incentive and individual performance including the Compensation Committee’s discretionary adjustment under the MIP for our NEOs were as follows:

Name	Target Participation Level (% of Base Salary)	Target Payment (if 100% target performance achieved)	Maximum Payout—2 times target	Fiscal Year 2014 Payment (based on actual performance)
Dow R. Wilson	120%	$1,134,000	$2,268,000	99%
Elisha W. Finney	83%	$490,486	$980,972	99%
Kolleen T. Kennedy	83%	$474,817	$949,635	98%
John W. Kuo	68%	$294,921	$589,843	105%
Sunny S. Sanyal (1)	75%	$360,000	$720,000	101%

(1)	In accordance with the terms of his new hire offer letter, Mr. Sanyal’s bonus for fiscal year 2014 was calculated using the same financial and non-financial performance measures used for the other NEOs, except that his bonus is subject to a minimum payout of $360,000 which was exceeded based on achievement of such measures.

Long-Term Incentives: Annually, the Compensation Committee reviews the prevalence of the different grant types and equity award mixes among our peers, and the number of shares that remain available for grant under the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan (“Third Amended Stock Plan”).

In determining the appropriate equity grants, the Compensation Committee reviews our share usage based on several methodologies: (1) the annual share usage, both gross and net of forfeitures (“run rate”), (2) potential dilution as a percentage of fully diluted shares outstanding (“overhang”), and (3) the aggregate expense of grants as a percent of total-Company market capitalization, both gross and net of forfeitures—the Stockholder Value Transfer Rate (“SVT”). The Compensation Committee compares all three of these rates to competitive practices of our peer group. In addition, the Compensation Committee reviewed the competitive three-year average allocation of SVT to each peer’s top-five NEOs at the median and 75th percentiles, then current competitive grant values, relative pay equity considerations against other senior positions within the Company and individual performance, to determine the value of the equity grants it made in fiscal year 2014.

The Compensation Committee’s practice is to make periodic grants of equity awards to eligible employees (including executive officers), which over the past five years have been in approximately 12- to 18-month intervals.

In fiscal year 2014 the Compensation Committee granted long-term equity compensation to our NEOs and other senior officers of the Company in the form of PSUs, stock options and RSUs. The PSUs were granted on November 20, 2013 and the stock options and RSUs were granted on February 21, 2014.

Set forth below are the number of PSUs (at threshold, target and maximum levels) stock options and RSUs awarded to the NEOs on the respective grant dates:

	Option Awards	RSUs	PSUs
Name	(#)	(#)	Threshold (#)	Target (#)	Maximum (#)
Dow R. Wilson	82,324	17,921	0	19,355	29,033
Elisha W. Finney	29,271	6,372	0	6,882	10,323
Kolleen Kennedy	30,185	6,571	0	7,097	10,646
John W. Kuo	24,697	5,376	0	5,161	7,742
Sunny S. Sanyal (1)	53,511	5,795	—	—	—

(1)	Mr. Sanyal was hired on February 3, 2014, and was not yet an employee at the time of the November 20, 2013 PSU grant. In connection with his new hire offer, Mr. Sanyal received an equity award with an aggregate value of $1,460,000, consisting of two-thirds stock options and one-third RSUs. The stock options equated to a value of $1,055,089, and converted to 53,511 stock options based on the Black Scholes value of $19.73 on the grant date. The first one-third of the stock options vest 12 months from the grant date of February 21, 2014 and the remainder vest in equal monthly installments during the following 24-month period. The RSUs equated to a value of $485,042 and converted to 5,795 RSUs based on the fair market value of our common stock of $83.70 per share on the grant date. The RSUs vest and are settled in equal amount of shares of our common stock on the first, second and third anniversaries of the date of grant.

The first 33 1/3% of the stock options granted in February 2014 vest 12 months from the grant date and the remainder vest in equal monthly installments during the following 24-month period. The RSUs vest and are settled in equal amounts of shares of our common stock on the first, second and third anniversaries of the date of grant. In both cases, a recipient must be employed by us throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial vesting are made depending on various circumstances.

The PSUs awarded on November 20, 2013 to the NEOs and certain other executives consist of the right to receive shares of common stock, based upon performance against pre-established performance metrics during a three-year performance period that ends at the end of fiscal year 2016. Target and maximum PSUs are provided, with the number of shares earned on account of performance at the end of the three-year performance period between threshold and target or between target and maximum determined in accordance with specified performance curves. There is no payout at or below threshold. The number of shares to be awarded increases linearly from threshold to maximum level. The maximum is limited to 150% of the target PSUs. The PSUs will cliff-vest (i.e., 100% vests at one time) at the end of the three-year performance period provided the recipient is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payouts are made depending on various circumstances.

The primary performance metric used to determine if and how many shares of our common stock are received pursuant to the PSUs is growth in fully diluted EPS from continuing operations, which is measured annually and averaged over the three fiscal years in the performance period. The secondary performance metric, which is applied as a modifier, is our relative TSR versus the Dow Jones U.S. Medical Equipment Index. The index currently consists of approximately 40 companies including us. TSR is measured annually using a 90 calendar day stock price average before the beginning and end of the three-year performance period. This modifier is limited to adjusting upward and downward the shares earned based on achievement against the primary performance metric by 25%, and is determined based on our percentile placement in the index. Based on market survey information, EPS and TSR were the most common performance metrics used in performance-based equity-based awards in the past few years. The Compensation Committee believed the advantages of selecting EPS growth included that it was a highly visible indicator of performance and it was already tracked by investment analysts as a measure of our performance. The Compensation Committee also believed pairing EPS with TSR supplied an external focus that complemented the internally focused EPS metric, directly aligning the executive’s interests with those of our stockholders (e.g., stock price return).

The Compensation Committee will exclude the following items in calculating fully diluted EPS from continuing operations applicable to the fiscal year 2014 PSU award:

•

Material change (defined as an impact of greater than or equal to three cents per share to EPS) in existing and/or new tax laws, unless the Company is required to restate a prior period included in the three-year performance period;

•

Any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in our quarterly and annual reports for the applicable year;

•	The effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results;

•

For any companies acquired during the three-year performance period, the impact is limited to 100% of the one-time acquisition costs and amortization expense of intangible assets in the entire three-year period, but only if the impact to earnings after taxes exceeds $1 million in any one year during the three-year performance period; and

•	Unplanned tax and legal settlements if the impact to EPS is greater than or equal to three cents per share.

The stock options granted to NEOs on February 21, 2014 vest as to 33 1/3% of the shares covered by the option 12 months from the date of grant and the remainder vest in equal monthly installments during the following 24-month period. The RSUs vest and are settled in equal amounts of shares of our common stock on the first, second and third anniversaries of the grant date. In both cases, a recipient must be employed by us throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial vesting are made depending on various circumstances.

In determining appropriate level of equity awards, the Compensation Committee compares the relative positioning of the NEOs against competitive benchmarking data. The equity awards granted on November 20, 2013 for Mr. Wilson, Ms. Finney, Ms. Kennedy and Mr. Kuo positioned them between the median and the 75th percentile of the competitive data for long-term incentive award value.

Performance Stock Units Awarded Prior to 2014 and Earned in 2014

The three-year performance cycle for annual Performance Stock Units that were granted in our 2012 fiscal year ended on September 26, 2014. These PSUs vested based upon two performance criteria: (1) average EPS growth over the three-year period, and (2) our total shareholder return (TSR) relative to a comparator group of 14 peer companies, including Varian. The average EPS growth over the three-year period was achieved at 6.4% versus the target of 12.5%, resulting in an initial payout 51% of target shares. This initial payout was then modified by a multiplier based on Varian’s TSR performance. Varian’s TSR for the three year period was at the 31st percentile (+43% as compared to the comparator group median of +56%), which resulted in a modifier of 81%. Multiplying the 51% initial payout by the 81% modifier resulted in the PSUs being earned at approximately 41.3% of target.

Other Elements of Executive Compensation Program

Supplemental Retirement Contributions: In order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, we make contributions to the DCP for our executives, including the NEOs, and other highly compensated U.S. employees. Contributions are calculated based on a pre-established formula. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about these contributions. We believe this to be a competitive benefit and necessary to attract and retain high-quality executives. Because an element of these DCP contributions reflects cash incentive compensation (i.e., actual awards under the MIP), these contributions partially reflect the individuals’ achievement of performance goals.

Stock Ownership Guidelines: In May 2000, the Compensation Committee adopted the Varian Medical Systems Executive Stock Ownership Program (the “Stock Ownership Program”) to further align the interests of our officers with those of our other stockholders. The stock ownership guideline levels are based on the value of our common stock as multiples of base pay (i.e., number of shares multiplied by price per share divided by base salary) and have been revised upward since initial adoption. The multiples are set based upon each officer’s position, as follows:

Position	Stock Ownership as a Multiple of Current Base Salary
CEO	6x
Next four most highly compensated executive officers	3x
Other corporate officers	2x

Under this program, stock ownership includes stock owned by the officers, unvested restricted stock and RSUs, as well as stock they individually hold in their 401(k) retirement accounts. Unexercised stock options and unvested PSUs are not included for purposes of determining stock ownership under this program.

Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase (our last amendment occurred in August 2010 for the CEO), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is expected to be achieved within two-and-one-half years after an individual becomes subject to the ownership guidelines. Officers who have not yet reached their guideline levels are encouraged to retain a portion of the net after-tax shares obtained from stock option exercises until the ownership guideline levels are met. Other than this, we currently do not require our officers to hold the stock obtained from exercising stock options, upon vesting of their RSUs or settlement of other equity-based awards. As of the date of this Proxy Statement, all of the NEOs met the guidelines and/or are within the prescribed timeframe to meet these guidelines as set forth in the Stock Ownership Program.

Insider Trading Policy: In February 2013, the Board approved revising the corporate insider trading policy to prohibit officers and directors from purchasing Company securities on margin and borrowing against Company securities, and prohibit officers, directors and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls, other derivatives and hedging transactions.

Tax Deductibility: Section 162(m) of the Internal Revenue Code does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) that is not performance-based to the extent it exceeds $1 million. Awards under the MIP and certain awards under the Third Amended Stock Plan and predecessor plans are intended to be fully deductible performance-based compensation under Section 162(m). However, because of the fact-based nature of the performance-based compensation exception and the limited binding guidance thereunder we cannot guarantee that any compensation intended to qualify as deductible performance-based compensation under Code Section 162(m) so qualifies. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, RSUs, perquisites and special cash incentives), which may be subject to this $1 million annual deductibility limitation under U.S. tax law.

Equity Grant Practices: The Compensation Committee typically approves grants of equity awards to selected newly hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. Special grants to continuing employees, such as for promotions or retention purposes, are typically approved on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the related event occurred. Regularly scheduled quarterly Compensation Committee meetings are usually held on the second Thursday of November and May, and on the third Thursday of February and August, and are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us. The date of grant of an equity award is the date of approval by the Compensation Committee. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about us, any equity awards to be made will be granted effective as of the close of the business day after the “blackout” expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our “blackout” period lasts approximately nine weeks for each quarter and typically begins on the first business day of the third month of each fiscal quarter and ends two full business days after our quarterly earnings press release.

The exercise price of our stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day upon which the NYSE is closed, then the exercise price is the closing price of our common stock on the next trading date. Our Third Amended Stock Plan explicitly prohibits the repricing of stock options without prior stockholder approval.

Recoupment or Clawback of Certain Payments: In November 2008, the Board adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities. This recoupment policy is incorporated into the provisions of our MIP and Third Amended Stock Plan.

Under our current stock option agreements, in the event an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

Change-in-Control Agreements

As explained in greater detail under “—Potential Payments upon Termination or Change in Control,” we currently have change-in-control agreements with 10 executives, including our NEOs. We entered into these agreements in order to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive’s cash and equity compensation.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change-in-control event, the executive: (1) must be terminated by us or the successor company without cause within a specified time interval following a change in control, or (2) the executive must terminate employment for good reason, as defined in the agreements, within a specified time interval following a change in control. For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminate tax gross-up payments for excise taxes imposed by Section 280G of the Internal Revenue Code. The agreements incorporate a “best results” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The new forms of change-in-control agreement are provided to the appropriate newly hired, appointed, promoted or demoted executives. When Mr. Wilson was promoted to President and CEO at the beginning of fiscal year 2013 and Ms. Kennedy to the President of Oncology Systems position at the beginning of fiscal year 2012, they entered into the new form of change-in-control agreement applicable to their respective position.

Stockholder Voting on Executive Compensation Practices

At our 2011 Annual Meeting of Stockholders, we conducted our first advisory vote on the compensation of our NEOs. Since stockholders owning more than 75% of the shares voting on the frequency of holding such votes indicated their preference that we hold such a vote annually, we have implemented an annual vote.

Stockholders owning more than 90% of the shares voting at our 2014 Annual Meeting of Stockholders voted to approve the compensation of our NEOs, which we have interpreted as encouraging us to maintain our current compensation philosophy and practices. The Compensation Committee will consider the result of future votes in making compensation decisions for the NEOs.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2015 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2015 Annual Meeting of Stockholders and Annual Report on Form 10-K.

Susan L. Bostrom (Chair)

R. Andrew Eckert

Mark R. Laret

Venkatraman Thyagarajan

Relationship between Compensation Plans and Risk

In fiscal year 2014, the Compensation Committee and management conducted its annual review of our compensation programs, including executive compensation and major broad-based compensation programs in which employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse effect on the company.

The Compensation Committee and management reviewed an inventory of all of our variable pay and sales commission plans and considered the number of participants in each plan, the participant’s level within the organization, the target and maximum payment potential, the performance metrics under each plan and associated targets, and the type and mechanics of the plan and its purpose. The Compensation Committee concluded that none of the broad-based programs (base salary, spot bonuses, traditional sales commission or variable incentive arrangements) that extend to regular employees would likely encourage unnecessary or excessive risks.

The Compensation Committee and management also assessed the risks in those plans that were identified as having the potential to deliver a material amount of compensation to the executives, which were the annual and long-term incentive plans—the MIP and the Third Amended Stock Plan—that are described earlier in “—Compensation Discussion and Analysis.” The risk assessment included, but was not limited to, analyzing the following items:

•	Whether there was effective balance in the plans (e.g., cash and equity mix, short- and long-term performance focus, etc.).

•

Whether the performance goals contained in the plans were balanced (e.g., between total-Company and business unit goals, between financial and qualitative goals) and potential payments were reasonable based on potential achievement of those goals at the threshold, target, and maximum levels.

•

When applicable, whether the relationship between performance objectives under the MIP and the performance-based stock awards were consistent with our stockholders’ interests as well as the objectives of our long-term incentives;

•	Whether the plans contained appropriate caps on individual awards and aggregate payments.

•	Whether we had adopted meaningful risk mitigation, including stock ownership guidelines, clawbacks, and independent Compensation Committee oversight, relative to the plans.

The Compensation Committee concluded that none of these plans would likely encourage unnecessary or excessive risks. The Compensation Committee and management also concluded that our executive compensation risk profile was reasonable, and that our strategy and programs do not pose a material risk due to a variety of mitigating factors. These factors include:

•

The Compensation Committee’s sole power to set short-term performance objectives for our annual incentive plans—MIP and EIP. The majority of the MIP objectives (representing 80% weight) included EBIT and other financial goals that the Compensation Committee believes are appropriately correlated with stockholder value.

•	The use of equity awards to foster employee retention and align our executive’s interests with those of our stockholders.

•	Our practice of having a greater portion of incentive awards as long-term rather than short-term creates a greater focus on sustained company performance over time.

•

The use of several distinct long-term incentive vehicles—RSUs, stock options, and PSUs that vest over a number of years (and in the case of PSUs, are tied to EPS and TSR), thereby providing strong incentives for sustained operational and financial performance balanced with growing total stockholder return.

•	Capping potential payouts under the annual incentive plans—MIP and EIP—in order to eliminate the potential for any windfalls.

•	Compensation Committee discretion to adjust downward payouts under the MIP to reflect the core operating performance of our business.

•

A recoupment policy that allows us to recover cash and equity compensation of senior executives in the case of a material restatement of financial results due to the individual’s engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement.

•	Stock ownership guidelines designed to align officer and stockholder interests over the long term.

As a result of this review, both the Compensation Committee and management concluded that our compensation policies and practices for our employees are structured so as not to encourage excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2014, 2013 and 2012 by our NEOs and the principal position held by each during fiscal year 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Dow R. Wilson	2014	$934,616	—	$3,000,000	$1,230,250	$1,117,965	—	$161,167	$6,443,998
President and Chief	2013	$892,048	—	$3,000,035	$1,499,999	$792,446	—	$133,976	$6,318,505
Executive Officer	2012	$690,840	—	$1,876,996	$1,035,227	$415,324	—	$100,031	$4,118,418

Elisha W. Finney	2014	$586,975	—	$1,066,691	$577,537	$483,550	—	$101,658	$2,816,413
Executive Vice	2013	$569,235	—	$1,133,341	$566,659	$337,721	—	$89,562	$2,696,517
President, Finance and Chief Financial Officer	2012	$557,704	—	$1,174,120	$647,520	$283,448	—	$84,344	$2,747,136

Kolleen T. Kennedy	2014	$566,991	—	$1,100,010	$451,085	$466,840	—	$87,710	$2,672,636
Senior Vice President	2013	$536,586	—	$1,066,630	$533,329	$383,552	—	$83,706	$2,603,803
and President, Oncology Systems (6)	2012	$505,770	—	$812,108	$447,867	$266,253	—	$66,247	$2,098,245

John W. Kuo	2014	$429,858	—	$849,949	$487,289	$308,446	—	$73,422	$2,148,964
Senior Vice President,	2013	$412,708	—	$800,064	$399,992	$215,293	—	$78,238	$1,906,296
General Counsel and Corporate Secretary	2012	$394,876	—	$383,917	$423,469	$157,177	—	$75,415	$1,434,854

Sunny S. Sanyal	2014	$313,846	$200,000	$485,042	$1,055,809	$365,127	—	$78,205	$2,498,029
Senior Vice President and President, Imaging Components Business

(1)	Mr. Sanyal received a bonus of $200,000 in connection with his joining the company.

(2)

This column represents the aggregate grant date fair value of RSU and PSU awards made to the NEO during fiscal years 2014, 2013 and 2012, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. The fair value for PSU awards was based on the probable outcome of the performance conditions using the Monte Carlo simulation model on the date of grant with assumptions as set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal years ended September 28, 2012, September 27, 2013 and September 26, 2014, excluding the effect of forfeitures.

The table below sets forth components of the fair value of the stock awards made in fiscal year 2014. The value of the PSU awards at grant date, assuming that the highest level of performance conditions will be achieved is also included. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

	Components of Stock Awards		PSU Fair Value at Highest Level
Name	RSU Fair Value	PSU Fair Value
Dow R. Wilson	$1,499,988	$1,500,013	$2,250,019
Elisha W. Finney	$533,336	$533,355	$800,033
Kolleen T. Kennedy	$549,993	$550,018	$825,026
John W. Kuo	$449,971	$399,978	$599,966
Sunny S. Sanyal	$485,041	—	—

(3)	This column represents the aggregate grant date fair value of stock option awards granted to the NEO during fiscal year 2014, computed in accordance with ASC 718, using the assumptions listed below.

For Ms. Finney, Mr. Sanyal and Mr. Kuo:	2014
Expected term (in years)	4.52
Risk-free interest rate	1.36%
Expected volatility	25.07%
Expected dividend yield	—
Weighted average fair value at grant date	$19.73

For Mr. Wilson and Ms. Kennedy:	2014
Expected term (in years)	3.24
Risk-free interest rate	0.88%
Expected volatility	23.42%
Expected dividend yield	—
Weighted average fair value at grant date	$14.94

For more information on the determination of valuation assumptions we used with respect to stock option awards, please refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

(4)	This column represents annual cash incentives paid under the MIP. Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table and the Nonqualified Deferred Compensation Table below for more information.

Name	MIP
Dow R. Wilson	$1,117,965
Elisha W. Finney	$483,550
Kolleen T. Kennedy	$466,840
John W. Kuo	$308,446
Sunny S. Sanyal	$365,127

In accordance with the terms of his new hire offer letter, Mr. Sanyal’s cash incentive was subject to a minimum payout of $360,000, which was exceed based on achievement against the actual performance.

(5)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2014.

Name	Company Contributions to 401(k)	Company Supplemental Contributions Under the Deferred Compensation Plan (A)	Car Usage and Related Expenses	Company Match of Charitable Contributions	Other (B)
Dow R. Wilson	$15,600	$107,099	$21,313	$3,500	$13,655
Elisha W. Finney	$15,600	$48,403	$23,913	$6,000	$7,742
Kolleen T. Kennedy	$15,600	$46,359	$22,676	—	$3,076
John W. Kuo	$14,911	$27,587	$26,855	$2,500	$1,569
Sunny S. Sanyal	—	$34,800	—	—	$43,405

(A)	Amounts represent an estimate of the Company Supplemental Contributions under the DCP for 2014, which will be made in January 2015. The estimate is calculated based on the portion of the executive’s eligible cash compensation (determined by the sum of his or her calendar year 2014 base salary through December 31, 2014 and the actual fiscal year 2014 cash incentive payout under the MIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($260,000 for 2014).

(B)	For Mr. Wilson, the amount consists of reimbursement of financial counseling, medical and life insurance. For Ms. Finney, the amount consists of reimbursement of financial counseling, annual medical examination, medical and life insurance. For Ms. Kennedy, the amount represents medical and life insurance. For Mr. Kuo, the amount represents reimbursement of financial counseling and life insurance. For Mr. Sanyal, the amount consists of reimbursement of financial counseling, medical and life insurance and relocation benefits of $32,284.

(6)	Ms. Kennedy was promoted to Executive Vice President and President, Oncology Systems, effective September 27, 2014.

Grants of Plan-Based Awards for 2014

The following table provides information on plan-based awards made in fiscal year 2014 to each of our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date/Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dow R. Wilson	MIP	$0	$1,134,000	$2,268,000	—	—	—	—	—	—	—
	11/20/2013	—	—	—	0	19,355	29,033	—	—	—	$1,500,013
	2/21/2014	—	—	—	—	—	—	17,921	—	—	$1,499,988
	2/21/2014	—	—	—	—	—	—	—	82,324	$83.70	$1,230,250
Elisha W. Finney	MIP	$0	$490,486	$980,972	—	—	—	—	—	—	—
	11/20/2013	—	—	—	0	6,882	10,323	—	—	—	$533,355
	2/21/2014	—	—	—	—	—	—	6,372	—	—	$533,336
	2/21/2014	—	—	—	—	—	—	—	29,271	$83.70	$577,537
Kolleen T. Kennedy	MIP	$0	$474,817	$949,635	—	—	—	—	—	—	—
	11/20/2013	—	—	—	0	7,097	10,646	—	—	—	$550,018
	2/21/2014	—	—	—	—	—	—	6,571	—	—	$549,993
	2/21/2014	—	—	—	—	—	—	—	30,185	$83.70	$51,085
John W. Kuo	MIP	$0	$294,921	$589,843	—	—	—	—	—	—	—
	11/20/2013	—	—	—	0	5,161	7,742	—	—	—	$399,978
	2/21/2014	—	—	—	—	—	—	5,376	—	—	$449,971
	2/21/2014	—	—	—	—	—	—	—	24,697	$83.70	$$487,289
Sunny Sanyal	MIP	$0	$360,000	$720,000	—	—	—	—	—	—	—
	2/21/2014	—	—	—	—	—	—	5,795	—	—	$485,042
	2/21/2014	—	—	—	—	—	—	—	53,511	$83.70	$1,055,809

(1)	These columns show the potential value of the payout for each NEO under the MIP if the threshold, target or maximum goals were satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The performance goals and target percentages (as a percentage of base salary) for determining the payout under the MIP for each NEO are described in the Compensation Discussion and Analysis. Actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table.

(2)	Consists of a single PSU grant to each NEO under the Third Amended Stock Plan. Each PSU represents a right to one share of our common stock. The actual number of shares earned will be based upon actual performance against pre-established performance metrics during the three-year performance period that ends at the end of fiscal year 2016. The maximum is limited to 150% of the target units. The PSU award cliff-vests (i.e., 100% vests at one time) at the end of a three-year performance period, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(3)

Consists of a single RSU grant to each NEO under the Third Amended Stock Plan. Each RSU represents a right to one share of our common stock. The RSUs vest and are settled over a three-year period in equal increments on February 15th of each year thereafter, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(4)	Consists of a single stock option grant to each NEO under the Third Amended Stock Plan at an exercise price equal to the fair market value (i.e., closing price) of the underlying shares on the grant date and expiring seven years from the grant date. One-third of the award vests one year after the grant date and the remainder then vests monthly during the following 24-month period, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(5)	Grant date fair value is computed in accordance with ASC 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salary. During fiscal year 2014, none of the NEOs had a written employment agreement with us, but were and remain “at-will” employees. The salaries for the NEOs in effect as of the beginning of calendar year 2014 were as follows: Mr. Wilson, $945,000; Ms. Finney, $590,947; Ms. Kennedy, $572,069; and Mr. Kuo, $433,708. Mr. Sanyal was hired on February 3, 2014 with a base salary of $480,000.

Bonus. None of the NEOs received a bonus (other than as set forth below under “—Non-Equity Incentive Plan Compensation”) in fiscal years 2012 and 2013. In 2014, Mr. Sanyal received a sign-on bonus of $200,000.

Non-Equity Incentive Plan Compensation. The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan” columns of the Grants of Plan-Based Awards Table represent the potential awards under the MIP, while the amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table represent the actual awards earned by the NEOs under the MIP. As further discussed in “—Compensation Discussion and Analysis—Fiscal year 2014 Salary, Annual Cash Incentive and Long-term Incentive Discussions—Annual Cash Incentives,” for fiscal year 2014, the Compensation Committee established a MIP Bonus Pool equal to 1.25% of the Company’s fiscal year 2014 EBIT and fixed the following financial performance goals: growth in EBIT (40% weight), growth in revenue (20% weight) and growth in net orders (20% weight) on which 80% of the potential MIP amount was based. For each of the above performance measures, specific targets were set at the total-Company level and at our two largest business units, Oncology Systems and X-ray Products. In addition, 20% of the potential MIP amount was based on achievement of individual non-financial qualitative performance, with the achievement and payout determined at the discretion of the Compensation Committee. Based on achievement of the applicable performance measures and the Compensation Committee’s determination of each NEO’s achievement of his or her qualitative goals, the actual payouts as a percentage of the target payout (or 100%) under the MIP were as follows:

Name	MIP Payout as a % of Target (Fiscal Year 2014)
Dow R. Wilson	99%
Elisha W. Finney	99%
Kolleen T. Kennedy	98%
John W. Kuo	105%
Sunny S. Sanyal	101%

See “—Compensation Discussion and Analysis—Fiscal year 2014 Salary, Annual Cash Incentive and Long-term Incentive Discussions—Annual Cash Incentives” for more information regarding the calculation.

Stock and Option Awards. The awards of RSUs, PSUs and stock options are intended to motivate our executives relative to long-term performance as further described in “—Compensation Discussion and Analysis.”

All Other Compensation, Including Perquisites. The NEOs have also been extended certain perquisites, as follows:

•

Use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the vehicle at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value). We will eliminate the Executive Car Program effective January 1, 2015.

•

Company Supplemental Contributions representing retirement contributions which could not be contributed by the Company to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, as further discussed under “—Nonqualified Deferred Compensation.”

•

Reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

We do not permit our executives to use our fractionally owned aircraft for purely personal trips. However, we allow and include in the executive’s compensation, as applicable, aircraft use attributable to accompanying spousal aircraft travel when it is deemed valuable and appropriate for business purposes. In fiscal year 2014, there was no spousal travel.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2014:

	Option Awards (1) (2)					Stock Award (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Dow R. Wilson	11/17/2005	97,519	—	$49.88	11/17/2015
	11/21/2006	125,000	—	$50.66	11/21/2016
	05/14/2010	83,334	—	$52.83	05/14/2017
	11/11/2011	50,332	2,961	$57.90	11/11/2018
	11/09/2012	47,992	30,542	$68.84	11/09/2019
	02/21/2014	—	82,324	$83.70	02/21/2021
						29,579	(9)	$2,392,941
						5,403	(3)	$437,103	14,859	(6)	$1,202,093
						14,527	(4)	$1,175,234	18,816	(7)	$1,522,214
						17,921	(5)	$1,449,809	19,355	(8)	$1,565,820

Total		404,177	115,827			67,430		$5,455,088	53,030		$4,290,128

Elisha W. Finney	11/21/2006	41,000	—	$50.66	11/21/2016
	05/14/2010	51,667	—	$52.83	05/14/2017
	11/11/2011	31,482	1,852	$57.90	11/11/2018
	11/09/2012	18,130	11,538	$68.84	11/09/2019
	02/21/2014	—	29,271	$83.70	02/21/2021
						3,380	(3)	$273,442	9,295	(6)	$751,966
						5,488	(4)	$443,979	7,108	(7)	$575,037
						6,372	(5)	$515,495	6,882	(8)	$556,754

Total		142,279	42,661			15,240		$1,232,916	23,285		$1,883,757

Kolleen T. Kennedy	11/11/2011	—	1,281	$57.90	11/11/2018
	11/09/2012	—	10,859	$68.84	11/09/2019
	02/21/2014	—	30,185	$83.70	02/21/2021
						2,338	(3)	$189,144	6,429	(6)	$520,106
						5,165	(4)	$417,849	6,690	(7)	$541,221
						6,571	(5)	$531,594	7,097	(8)	$574,147

Total		—	42,325			14,074		$1,138,587	20,216		$1,635,474

John W. Kuo	11/11/2011	—	1,212	$57.90	11/11/2018
	11/09/2012	1,163	8,145	$68.84	11/09/2019
	02/21/2014	—	24,697	$83.70	02/21/2021
						2,211		$178,870	6,079		$491,791
						3,874		$313,407	5,018		$405,956
						5,376		$434,918	5,161		$417,525

Total		1,163	34,054			11,461		$927,195	16,258		$1,315,272

Sunny S. Sanyal	02/21/2014	—	53,511	$83.70	02/21/2021
						5,795	(5)	$468,816	—		—

Total		—	53,511			5,795		$468,816	—		—

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. The following table sets forth the vesting dates for the outstanding unvested option awards:

Grant Date	General Vesting Schedule (based on outstanding option awards)
11/11/2011	33-1/3% vested on 11/11/2012; pro-rata monthly thereafter until fully vested on 11/11/2014
11/9/2012	33-1/3% vested on 11/9/2013; pro-rata monthly thereafter until fully vested on 11/11/2015
2/21/2014	33-1/3% vested on 2/21/2015; pro-rata monthly thereafter until fully vested on 2/21/2017

(2)	Vesting will occur only if the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances. In particular, because Mr. Wilson and Ms. Kennedy are eligible for retirement, certain unvested options, and unvested stock awards would continue to vest according to the original vesting schedule even if the services of either were terminated for any reason. See “—Potential Payments Upon Termination or Change in Control.”

(3)	Grant Date Vesting Schedule (based on total RSU awards granted)

11/11/2011	33%-1/3%on 11/21/2013 and 33-1/3% on 11/21/2014

(4)	Grant Date Vesting Schedule (based on total RSU awards granted)

11/9/2012	33%-1/3%on 11/21/2014 and 33-1/3% on 11/21/2015

(5)	Grant Date Vesting Schedule (based on outstanding RSU awards)

2/21/14	33%-1/3%on 2/15/2015; 33%-1/3% on 2/15/2016 and 33-1/3% on 2/15/2017

(6)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/11/2011	100% on 11/11/2014. The aggregate market value in the table represents shares earned under the fiscal year 2012 PSU awards based on the Company’s performance through the end of the three-year performance period. These shares vested on 11/11/2014 upon certification of the performance goals by the Compensation Committee.

(7)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/9/2012	100% on 11/9/2015, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance since actual performance in fiscal years 2014 and 2013 exceeded threshold performance.

(8)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/20/13	100% on 11/20/2016, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance since actual performance in fiscal year 2014 exceeded threshold performance.

(9)	Grant Date Vesting Schedule (based on outstanding Restricted Stock awards)

1/10/2005	50% on 1/10/2015 and 50% on 1/10/2020

(10)	Based on the closing price of our common stock as of September 26, 2014 ($80.90).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of RSUs by each of the NEOs during fiscal year 2014. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of restricted stock and RSUs, based on the closing price per share of common stock on the NYSE on the vesting date. Amounts presented in the “Valued Realized on Vesting” column under “Stock Awards” do not necessarily mean that the NEO has actually sold the vested shares for cash.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dow R. Wilson	95,000	$2,515,667	12,666	$952,483
Elisha W. Finney	160,000	$4,658,648	6,124	$460,525
Kolleen T. Kennedy	24,750	$373,765	4,920	$369,984
John W. Kuo	20,111	$382,521	4,147	$311,854
Sunny S. Sanyal	—	—	—	—

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2014, and account balances as of September 26, 2014 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Dow R. Wilson	—		$86,247	$7,539	—	$480,585
Elisha W. Finney	$84,430	(1)	$39,387	$387,836	—	$3,610,566
Kolleen T. Kennedy	$369,636	(1)	$40,716	$338,324	—	$4,233,970
John W. Kuo	$107,646	(1)	$9,721	$119,604	—	$1,546,121
Sunny S. Sanyal	—		—	—	—	—

(1)	These amounts represent a portion of the fiscal year 2013 MIP payments paid in the first fiscal quarter of fiscal year 2014 that was deferred by the NEO into the DCP.

(2)	These amounts represent Company Supplemental Cjontributions (as described below) attributable to calendar year 2013 made by the Company in January 2014.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(4)	Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Wilson, $386,800; Ms. Finney, $3,098,912; Ms. Kennedy, $3,485,294; and Mr. Kuo, $1,309,150.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Additionally, in order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, in fiscal year 2014, we made Company Supplemental Contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for fiscal year 2014 over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($260,000); and (b) our matching contribution rate under the 401(k) (6%). Further, we may, on a discretionary basis, credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis. Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Internal Revenue Code permit.

Potential Payments upon Termination or Change in Control

The tables below show certain potential payments that would have been made to an NEO had the termination hypothetically occurred on the last business day of fiscal year 2014 (i.e., September 26, 2014) under various scenarios, including a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on September 26, 2014. The tables do not include the nonqualified deferred compensation that would be paid to an NEO, which is set forth in the Nonqualified Deferred Compensation Table above, which each such NEO would receive in the event of any termination. In addition, the tables do not include the value of vested but unexercised stock options as of September 26, 2014 which could generally be exercised in the event of any termination.

The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables, which in all cases do not give effect to the exercise of our recoupment policy. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of the NEO’s separation from us. An outline of the various termination scenarios and the potential payments that are made to the NEOs in each scenario (under the terms of our plans and arrangements in effect on September 26, 2014) appears after the tables and footnotes.

	Potential Payments Upon Termination of Employment/CIC as of 9/26/14—Dow R. Wilson
				Intrinsic Value of Accelerated Equity Awards (3)
Termination Scenario	Cash Severance (1)		Benefit Continuation (2)	Options	Restricted Stock and RSUs	PSUs (4)	280G Excise Tax Gross Up	Total
Death	$0		$0	$436,440	$5,455,088	$3,088,034	—	$8,979,560
Change in Control Termination (4)	$6,010,455	(5)	$66,626	$436,440	$5,455,088	$3,088,034	—	$15,056,642
Termination with Cause	$0		$0	—	—	—	—	$0
All Other	$0		$0	—	—	—	—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/26/14—Elisha W. Finney
				Intrinsic Value of Accelerated Equity Awards (3)
Termination Scenario	Cash Severance (1)		Benefit Continuation (2)	Options	Restricted Stock and RSUs	PSUs (4)	280G Excise Tax Gross Up	Total
Death	$0		$0	$534,753	$1,232,916	$1,131,791	—	$2,899,460
Change in Control Termination (4)	$2,703,583		$109,111	$534,753	$1,232,916	$1,131,791	—	$5,712,152
Termination with Cause	$0		$0	—	—	—	—	$0
All Other	$0		$0	—	—	—	—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/26/14—Kolleen T. Kennedy
				Intrinsic Value of Accelerated Equity Awards (3)
Termination Scenario	Cash Severance (1)		Benefit Continuation (2)	Options	Restricted Stock and RSUs	PSUs (4)	280G Excise Tax Gross Up	Total
Death	$0		$0	$160,423	$1,138,587	$1,115,368	—	$2,414,377
Change in Control Termination (4)	$2,617,214		$29,905	$160,423	$1,138,587	$1,115,368	—	$5,061,496
Termination with Cause	$0		$0	—	—	—	—	$0
All Other	$0		$0	—	—	—	—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/26/14—John W. Kuo
				Intrinsic Value of Accelerated Equity Awards (3)
Termination Scenario	Cash Severance (1)		Benefit Continuation (2)	Options	Restricted Stock and RSUs	PSUs (4)	280G Excise Tax Gross Up	Total
Death	$0		$0	$126,105	$927,195	$823,481	—	$1,876,781
Change in Control Termination (4)	$1,821,573		$58,809	$126,105	$927,195	$823,481	—	$3,757,262
Termination with Cause	$0		$0	—	—	—	—	$0
All Other	$0		$0	—	—	—	—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/26/14—Sunny S. Sanyal
				Intrinsic Value of Accelerated Equity Awards (3)
Termination Scenario	Cash Severance (1)		Benefit Continuation (2)	Options	Restricted Stock and RSUs	PSUs (4)	280G Excise Tax Gross Up	Total
Death	$0		$0	—	$468,816	$0	—	$468,816
Change in Control Termination (4)	$1,813,838	(6)	$57,143	—	$468,816	$0	—	$2,339,797
Termination with Cause	$0		$0	—	—	—	—	$0
All Other	$0		$0	—	—	—	—	$0

(1)	Cash severance equal to 2.5 times (3.0 times for Mr. Wilson) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years. Does not include bonus for year of termination which would be payable in connection with termination in all events as described under “—Other Potential Post- Employment Payments.”

(2)	Value of payment assumes the costs to the Company from the following:

a.	Medical, dental and vision insurance (assuming that the executive pays employee contribution rates for continuing coverage for 24 months).

b.	Life insurance cost is calculated based on the cost of converting basic life insurance coverage into an individual policy and “porting” the supplemental life insurance coverage.

c.	Basic Accidental Death & Dismemberment cost is calculated based on the cost of converting to an individual policy.

d.	Financial/tax counseling of $6,500 per year.

(3)	Based on the closing stock price as of September 26, 2014 ($80.90).

(4)	Excludes value of PSUs earned for fiscal year 2014 performance.

(5)	Includes a $226,545 cutback in cash severance that would occur to avoid triggering the 280G excise tax, because doing so would leave Mr. Wilson in a better after tax position.

(6)	Includes a $286,162 cutback in cash severance that would occur to avoid triggering the 280G excise tax, because doing so would leave Mr. Sanyal in a better after tax position.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

Under change-in-control agreements with senior executives, including the NEOs, we will pay to any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other NEOs) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus, or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options and RSUs will fully vest as of the individual’s termination date. The individual will become eligible for the full target award provided under the PSU (i.e., the performance conditions of the performance award will no longer apply) but the individual must wait until the time at which vesting would normally occur (i.e., at the end of the three-year performance period from the original grant date) to obtain delivery of the shares. While the RSUs will fully vest as of the individual’s termination date, the individual must also wait until the original vesting date to obtain delivery of the shares. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to comply with Section 409A of the Internal Revenue Code.

Under our existing change-in-control agreements with NEOs other than Mr. Wilson and Ms. Kennedy, if any payments or benefits (including those under these agreements) would result in the imposition of an excise tax imposed by Section 280G of the Internal Revenue Code and the amount of such payments and benefits exceeds the threshold limit imposed by 280G by 10% or more, then the individual will receive an additional payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. If the amount of such payments and benefits exceeds the threshold limit by less than 10%, then the amount received by the individual will instead be reduced so that the aggregate payments and benefits to be received by the individual will be $1 less than the threshold imposed under Section 280G. In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminated the additional associated with excise tax imposed by Section 280G of the Internal Revenue Code. The new forms of agreement contain a “better of” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The Compensation Committee did not amend the existing change-in-control agreements with executives at that time, but provided that if any of them get promoted or demoted into a position eligible for a change-in-control agreement, the new form of change-in-control agreement would replace the existing one. When Mr. Wilson and Ms. Kennedy were promoted to President and CEO and President of Oncology Systems, respectively, they both entered into this new form of change-in-control agreement.

Compensation of Directors

The compensation of directors is determined by the full Board. Directors who are employees (i.e., Mr. Wilson) receive no compensation for their services as directors. The Compensation Committee periodically initiates a review of the non-employee director compensation (including cash retainer and meeting fees and equity awards) and recommends to the full Board for adoption any changes to their compensation. Changes to non-employee director compensation are generally made to ensure that their compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns with the directors’ interests with the interests of stockholders, reflects competitive best practice and is cost-and-tax-effective. In fiscal year 2013, at the request of the Compensation Committee, FWC performed a review of non-employee director compensation. Based on FWC’s review, which included a competitive benchmark analysis of the non-

employee director compensation at our peer companies, the Board effected certain changes to our directors’ retainer fees, meeting fees and equity compensation that began on February 21, 2014 and which are discussed below.

Based on the FWC review, it was determined that, in keeping with best market practices, it was prudent to reduce the volatility of the compensation that included a fixed number of stock options, which vary on an annual basis based on Black-Scholes valuation versus the trend toward all full-value shares granted for fixed-value amounts. Therefore, it was determined to transition more of the director compensation to cash and fixed-value equity while still maintaining a similar overall competitive annual total value. Previously, there were fixed-share equity grants, where the annual grant value and related Company expense varied with our stock price and make it difficult to consistently maintain our competitive objective. A description of the current program follows:

Annual Cash Compensation. The annual retainer for Board service was increased from $45,000 (as set in 2008) to $100,000. Additional annual retainers for special roles were set as follows: $100,000 for the newly established Non-Executive Board Chair; $15,000 for the Compensation and Management Development Committee Chair (increased from $10,000); $12,000 for the Nominating and Corporate Governance Committee Chair (increased from $10,000); $20,000 for the Audit Committee Chair (increased from $15,000); and $12,000 for the newly established Ethics Committee Chair.

Attending Board meetings is considered an expected part of Board service. Therefore, meeting fees for attending scheduled in-person or telephonic Board meetings were eliminated (previously $2,000 per Board meeting), as were meeting fees for telephonic attendance at scheduled in-person Board meetings (previously $1,000 per Board meeting).

Meeting fees for attending Committee meetings remained unchanged at $1,500 for each scheduled committee meeting attended in person or telephonically, and $750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference. This was to provide flexibility in making Committee assignments that might require more or fewer meetings and preparation time.

Non-employee directors may elect to receive their cash compensation as full-value shares of our common stock, at a value equal to the fair market value on the date that the foregone cash compensation otherwise would have been paid. They may alternatively elect to defer their retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion under “—Nonqualified Deferred Compensation” for more information.

Equity Compensation. The Third Amended Stock Plan provides for discretionary grants of non-qualified stock options and Deferred Stock Units (“DSUs”) to non-employee directors. Beginning on February 21, 2014, we began making annual grants to non-employee directors of DSUs with a grant-date fair value of $160,000. The DSUs generally vest quarterly over a period of one year from the date of grant. Unless otherwise provided in the grant agreement as determined by the Board, payment of DSUs will be made in shares of our common stock, with one share of our common stock issued for each DSU, upon the earlier of three years after the date of the DSU grant or upon departure from the Board (e.g., upon retirement or resignation). Previously, equity compensation for our non-employee directors was in the form of annual grants of non-qualified stock options on 5,000 shares of common stock (which in August, 2013, when the FWC analysis was provided, had a grant-date fair value of approximately $96,500), plus DSUs with a grant-date fair value of $100,000.

We also have stock ownership guidelines for our non-executive directors. Under these guidelines, each non-employee director is expected to own shares valued at five times the annual Board service retainer fess. Ownership levels are to be achieved within five years from the date upon which an individual becomes a non-employee Director, within three years of the amendment to the ownership levels described above, or within three years of an amendment to non-employee Director compensation that increases the annual retainer fees payable to non-employee Directors by 25% or greater, whichever is later. One third of the guideline must be achieved within the first two and a half years after an individual becomes subject to the Program.

The following table sets forth the compensation received by each non-employee director during fiscal year 2014 (note that all directors are reimbursed for out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors’ education programs):

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Susan L. Bostrom	$130,000	$160,034	—	—	—	—	$290,034
Regina Dugan	$105,000	$160,034	—	—	—	—	$265,034
R. Andrew Eckert	$228,000	$160,034	—	—	—	—	$388,034
Timothy E. Guertin	$106,000	$160,034	—	—	—	—	$266,034
David J. Illingworth	$141,500	$160,034	—	—	—	—	$301,534
Mark R. Laret	$134,500	$160,034	—	—	—	—	$294,534
Ruediger Naumann-Etienne	$153,000	$160,034	—	—	—	—	$313,034
Erich R. Reinhardt	$124,000	$160,034	—	—	—	—	$284,034
Venkatraman Thyagarajan	$130,000	$160,034	—	—	—	—	$290,034

(1)	This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2014, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)	Beginning fiscal year 2014, stock options are no longer a part of Director Compensation.

The following table sets forth the aggregate number of outstanding DSUs and stock options held by each non-employee director listed as of the end of fiscal year 2014:

Name	DSUs Outstanding	Options Outstanding
Susan L. Bostrom	4,885	—
Regina Dugan	1,912	—
R. Andrew Eckert	4,885	23,000
Timothy E. Guertin	3,340	5,000
David J. Illingworth	4,885	10,000
Mark R. Laret	4,885	25,000
Ruediger Naumann-Etienne	4,885	15,000
Erich R. Reinhardt	3,340	5,000
Venkatraman Thyagarajan	4,885	10,000

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee until his retirement in February 2013. In his role as a non-executive employee, Mr. Levy provided ongoing advice and counsel to management on strategic business and technological matters, and was involved with investor groups and key customers. The full Board determined Mr. Levy’s compensation, upon the recommendation of the Compensation Committee. During fiscal year 2014, Mr. Levy received $76,925 in base salary. We also provided him with leased offsite office space and an administrator. In addition, Mr. Levy was eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He did not receive any separate compensation for his duties serving on the Board. Mr. Levy was not eligible to participate in the MIP or in other executive perquisite programs. Mr. Levy, however, was eligible to participate in our EIP and he also received the same reimbursement of expenses as do all other employees (which in fiscal year 2014 amounted to $5,575).

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

All potential related party transactions during fiscal year 2014 were included in one of the above categories.

VARIAN

medical systems

A partner for life

VARIAN MEDICAL SYSTEMS, INC.

3100 HANSEN WAY

PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 11, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 11, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80018-P57975

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

VARIAN MEDICAL SYSTEMS, INC.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR all Proposals.

1. To elect the following nominees for a term ending at the 2018 Annual Meeting of Stockholders:

Nominees:

01) Timothy E. Guertin

02) David J. Illingworth

03) Ruediger Naumann-Etienne

For Against Abstain

2. To approve the compensation of the Varian Medical Systems, Inc. named executive officers as described in the Proxy Statement.

3. To ratify the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2015.

The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

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NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

M80019-P57975

PROXY

VARIAN MEDICAL SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders - February 12, 2015

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints DOW R. WILSON and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on February 12, 2015, at 4:30 p.m., Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com.

Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015 and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in any order as they may determine. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith.

Address Changes/Comments:

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(Continued and to be signed on reverse side)